UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

UNIFI, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue

Greensboro, North Carolina 27410

September 10, 2014

To our Shareholders:

On behalf of the Board of Directors and management of Unifi, Inc., I invite you to the Annual Meeting of Shareholders of your company to be held at 9:00 A.M. Eastern Time on Wednesday, October 22, 2014, at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina. We look forward to greeting those shareholders who are able to attend in person.

At the Annual Meeting, we will discuss and act on each item of business described in the Notice of Annual Meeting of Shareholders and our Proxy Statement, both of which are available on the Internet as described below, along with detailed information relating to our activities and operating performance that is contained in our Annual Report on Form 10-K for the fiscal year ended June 29, 2014 (the “2014 Form 10-K”).

We are providing access to our proxy materials over the Internet, and we are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to our shareholders of record and beneficial owners at the close of business on September 5, 2014, which is the record date for the Annual Meeting. The Internet Notice will explain how all shareholders and beneficial owners can access all of the proxy materials and the 2014 Form 10-K, free of charge, on a website described in the Internet Notice.

It is very important that your shares are represented at the Annual Meeting, whether or not you plan to attend in person. Accordingly, we request and urge you to review the proxy materials and vote your shares in advance of the meeting by using the Internet. If you decide to attend the Annual Meeting and wish to vote there in person, you may do so by revoking your prior proxy at that time.

The Internet Notice also contains instructions to allow you to request paper copies of the proxy materials to be sent to you by mail. Any paper copies of the proxy materials sent to you will include a proxy card that will provide you with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail. Your vote is very important and we appreciate your taking the time to vote promptly.

Sincerely,

William L. Jasper

Chairman and Chief Executive Officer

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue

Greensboro, North Carolina 27410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 22, 2014

To the Shareholders of Unifi, Inc.:

Notice is hereby given that the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Unifi, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina, on Wednesday, October 22, 2014, at 9:00 A.M. Eastern Time, for the following purposes:

1.	To elect eight (8) directors to serve until the next annual meeting of shareholders or until their respective successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as described in its 2014 Proxy Statement.

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 28, 2015.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on September 5, 2014, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The transfer books of the Company will not be closed.

YOUR VOTE IS VERY IMPORTANT. We appreciate your taking the time to vote promptly. The Company’s 2014 Proxy Statement and a proxy solicited by the Board of Directors of the Company accompany this Notice, and the Proxy Statement explains the above items and how you can vote.

After reading the Proxy Statement, please vote at your earliest convenience by using the Internet, or request that a paper copy of the proxy materials be sent to you by mail. If you request the proxy materials by mail, included in those materials will be a proxy card with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail. In any such case, if you decide to attend the Annual Meeting and wish to vote in person, you may do so by revoking your prior proxy at that time.

YOUR SHARES CANNOT BE VOTED UNLESS YOU EITHER (I) VOTE BY USING THE INTERNET, (II) REQUEST PROXY MATERIALS BE SENT TO YOU BY MAIL AND THEN USE THE PROXY CARD PROVIDED BY MAIL TO CAST YOUR VOTE BY CALLING THE TELEPHONE NUMBER ON THE CARD, OR COMPLETING, SIGNING AND RETURNING THE PROXY CARD BY MAIL, OR (III) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

W. Randy Eaddy
Secretary

Greensboro, North Carolina

September 10, 2014

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue

Greensboro, North Carolina 27410

PROXY STATEMENT

Dated September 10, 2014

For the Annual Meeting of Shareholders
To be Held on October 22, 2014

TABLE OF CONTENTS

PROXY SOLICITATION AND GENERAL INFORMATION	2

PRINCIPAL HOLDERS OF COMMON STOCK	5

PROPOSAL 1: ELECTION OF DIRECTORS	7

COMPENSATION DISCUSSION AND ANALYSIS	10

COMPENSATION COMMITTEE REPORT	21

EXECUTIVE COMPENSATION	22

EQUITY COMPENSATION PLAN INFORMATION	32

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS	33

DIRECTORS’ COMPENSATION	35

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	36

PROPOSAL 3: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	37

BOARD OF DIRECTORS PROCEDURAL MATTERS	39

CORPORATE GOVERNANCE MATTERS	43

TRANSACTIONS WITH RELATED PARTIES AND CERTAIN OTHER PERSONS	45

AUDIT COMMITTEE REPORT	47

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48

SHAREHOLDER PROPOSALS	48

HOUSEHOLDING OF ANNUAL MEETING MATERIALS	48

ANNUAL REPORT	49

OTHER MATTERS	49

PROXY SOLICITATION AND GENERAL INFORMATION

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Unifi, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Wednesday, October 22, 2014, at 9:00 A.M. Eastern Time, at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina, or at any adjournment or postponement thereof (the “Annual Meeting”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), the Company furnishes its proxy materials on the Internet instead of mailing a paper copy of its proxy materials to each shareholder of record. If you received a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) by mail, you will not receive a paper copy of the proxy materials other than as described in this Proxy Statement. Instead, the Internet Notice will instruct you as to how you may access and review all of the information contained in the proxy materials. The Internet Notice also instructs you as to how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a paper copy of our proxy materials or vote by telephone, you should follow the instructions for requesting such a paper copy that is included in the Internet Notice.

It is anticipated that the Internet Notice will be sent to shareholders on or about September 10, 2014. The Proxy Statement and the form of proxy relating to the Annual Meeting will be made available to shareholders on the date that the Internet Notice is first sent.

Whether or not you received an Internet Notice, if you are a shareholder of record or a beneficial owner of our Common Stock as of the Record Date (defined below), you may request a paper copy of our proxy materials by contacting the Company at 7201 West Friendly Avenue, Greensboro, North Carolina 27410, Attention: Office of the Secretary.

Record Date and Shares Eligible to Vote

The Company’s common stock (the “Common Stock”), par value $.10 per share, is the only class of stock of the Company, and thus only holders of shares of Common Stock are eligible to vote. Only such shareholders of record as of the close of business on September 5, 2014 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof (“eligible shareholders”). As of the Record Date, the Company had outstanding 18,313,959 shares of its Common Stock. Each share of the Common Stock entitles the holder to one vote with respect to each matter coming before the Annual Meeting, and all such shares vote as a single class.

Voting by Shareholders with Shares Held Directly in Their Names

Shareholders with shares registered directly in their names in the Company’s stock records maintained by its transfer agent, American Stock Transfer and Trust Company (“AST”), may vote their shares:

●	by submitting a proxy through the Internet at the following web address: www.proxyvote.com and following the instructions provided in the Internet Notice;

●	by mailing a signed and dated proxy card in the envelope provided with a paper copy of this Proxy Statement; or

●	by making a toll-free telephone call in the U.S. or Canada to 1-800-690-6903.

In addition, ballots will be passed out to any shareholder who wants to vote in person at the Annual Meeting.

Specific instructions to be followed by registered shareholders are provided at the Internet website and are set forth on the form of proxy card. Proxies submitted by Internet, mail or telephone as described above must be received by 11:59 p.m., Eastern Time, on October 21, 2014. If you vote by Internet or telephone, you do not need to return a proxy card.

Voting by Shareholders with Shares Held Through a Bank, Brokerage Firm or Other Nominee

Shareholders who hold shares through a bank, brokerage firm or other nominee should refer to the voting instruction form forwarded by their bank or brokerage firm to see which options are available to them. In addition to voting by mail, a number of banks and brokerage firms participate in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers telephone and Internet voting options. Votes submitted by telephone or by using the Internet through Broadridge’s program must be received by 11:59 p.m., Eastern Time, on October 21, 2014.

In addition, ballots will be passed out to any shareholder who wants to vote in person at the Annual Meeting. Should you decide to attend the Annual Meeting and vote your shares in person, you MUST obtain a legal proxy executed in your favor from your bank, brokerage firm or other nominee for your ballot to be counted.

Voting of Proxies

All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made with respect to the matter to be acted upon, the shares represented by the proxies will be voted (i) in favor of electing as directors of the Company the eight (8) nominees for director named in this Proxy Statement, (ii) in favor of the advisory vote to approve executive compensation, (iii) in favor of ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 28, 2015 and (iv) in the discretion of the proxy holder on any other matters presented at the Annual Meeting.

Revocability of Proxies

If your shares are held directly in your name, you may revoke your proxy and change your vote at any time prior to the voting of the proxy at the Annual Meeting. You may do this by (i) sending written notice of revocation to Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410, Attention: Office of the Secretary, (ii) submitting a subsequent proxy by Internet, mail or telephone with a later date or (iii) voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a proxy.

If your shares are held through a bank, brokerage firm or other nominee, you may revoke your proxy and change your vote at any time prior to the voting of the proxy at the Annual Meeting. You may do this by sending written notice of revocation to your bank, brokerage firm or other nominee. Attendance at the Annual Meeting will not by itself revoke a proxy. Should you decide to attend the Annual Meeting and vote your shares in person, you MUST obtain a legal proxy executed in your favor from your bank, brokerage firm or other nominee for your ballot to be counted.

Quorum and Voting Requirements

The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business. New York law and the Company’s Bylaws require the presence of a quorum to conduct business at annual meetings of shareholders. At the Annual Meeting, abstentions and “broker non-votes”, if any, are counted as present for purposes of determining a quorum.

Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a bank, broker or other nominee holding the Company’s shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. The broker or other nominee, however, is not permitted to vote the client’s shares with respect to “non-routine” matters without voting instructions. A “broker non-vote” occurs when the broker or other nominee does not vote on a particular proposal because that broker or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The proposal to elect directors and the advisory vote to approve executive compensation are each considered a non-routine matter under the NYSE rules, which means that your broker or other nominee may not use its discretion to vote your shares held in street name on these matters without your express voting instructions. The proposal to ratify the appointment of the Company’s independent registered public accounting firm is considered a “routine” matter under the NYSE rules, which means that your bank, broker or other nominee will have discretionary authority to vote your shares held in street name on that matter. Accordingly, if you do not instruct your broker or other nominee to vote your shares, the broker or other nominee may either: (i) vote your shares on routine matters and cast a “broker non-vote” on non-routine matters or (ii) leave your shares unvoted altogether.

Each share represented is entitled to one vote on all matters properly brought before the Annual Meeting. Directors will be elected by a plurality of the votes cast by the shareholders at the Annual Meeting if a quorum is present. (See “Board of Directors Procedural Matters – Voting Standard for Election to Board for 2015 Annual Meeting of Shareholders” for a description of a change in the voting standard for the election of directors in uncontested director elections from a plurality of the votes cast to a majority of the votes cast, starting with the 2015 annual meeting of shareholders.) Approval of the advisory vote on executive compensation and ratification of the appointment of the independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast by eligible shareholders who are present in person or represented by proxy at the Annual Meeting and who actually vote. Therefore, abstentions, shares not voted and broker non-votes, if any, will not be treated as votes cast and will have no effect on these matters.

Solicitation Expenses and Related Matters

The expense of this solicitation will be borne by the Company. Solicitations of proxies may be made in person, or by mail, telephone or electronic means by directors, officers and regular employees of the Company who will not be specially compensated in such regard. In addition, the Company has retained Alliance Advisors, LLC to provide certain monitoring and vote reporting services, for which the Company has paid such firm a fee of $4,000, and may request the firm to perform proxy solicitation services, for which the Company could incur additional costs up to $10,000, plus, in each case, reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy materials, at the Company’s expense, to their principals.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth information, as of September 3, 2014, with respect to each person known or believed by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, which is the Company’s only class of voting security. The nature of beneficial ownership of the shares indicated is set forth in the notes following the table. (In the case of certain holders, the most recent information available to the Company is derived from an SEC filing made by the holder on an earlier date as indicated in the notes to the table.) Unless otherwise indicated in the notes, the respective holders below have sole voting and sole investment power over the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Dimensional Fund Advisors LP(2) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,676,710	9.16%

Kenneth G. Langone(3) 375 Park Avenue, Suite 2205 New York, NY 10152	1,131,666	6.17%

Impala Asset Management LLC(4) 134 Main Street New Canaan, CT 06840	1,116,715	6.10%

Royce & Associates, LLC(5) 745 Fifth Avenue New York, NY 10151	1,092,510	5.97%

Pinnacle Associates Ltd.(6) 335 Madison Avenue, Suite 1100 New York, NY 10017	1,078,688	5.89%

BlackRock, Inc.(7) 40 East 52nd Street New York, New York 10022	1,004,924	5.49%

(1)

“Beneficial Ownership”, for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)

As indicated in its Schedule 13G/A, filed with the SEC on February 10, 2014, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 1,676,710 shares by virtue of having sole voting and investment power over such shares.

(3)

Mr. Langone’s beneficial ownership includes: 100,000 shares owned by Invemed Associates, LLC, in which Mr. Langone owns an 81% interest, and of which Mr. Langone has shared voting and investment power; 25,000 shares owned by Mr. Langone’s wife, as to which he has shared voting and investment power and of which Mr. Langone disclaims beneficial ownership; 16,008 shares that Mr. Langone has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director; 3,333 shares that Mr. Langone has right to purchase pursuant to currently exercisable stock options; and 3,333 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 3, 2014, provided that the closing price of the Common Stock is at least $30.00 per share for 30 consecutive trading days.

(4)

As indicated in its Schedule 13G/A, filed with the SEC on February 13, 2014, Impala Asset Management LLC (“Impala”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, may be deemed to beneficially own 1,116,715 shares by virtue of having sole voting and investment power over such shares.

(5)

As indicated in its Schedule 13G/A, filed with the SEC on January 16, 2014, Royce & Associates, LLC, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 1,092,510 shares by virtue of having sole voting and investment power over such shares.

(6)

As indicated in its Schedule 13G/A, filed with the SEC on February 2, 2014, Pinnacle Associates Ltd., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 1,078,688 shares by virtue of having sole voting and investment power over such shares.

(7)	As indicated in its Schedule 13G/A, filed with the SEC on January 31, 2014, BlackRock, Inc. beneficially owned 1,004,924 shares by virtue of having sole voting and investment power over such shares.

PROPOSAL 1:

ELECTION OF DIRECTORS

General Information

The number of directors who presently comprise the Board is nine (9). By resolution of the Board in connection with the Annual Meeting, the number of positions on the Board and directors to be elected at the Annual Meeting is set at eight (8). All the nominees for election are presently serving as directors and have consented to be named in this Proxy Statement and to serve, if elected. Although the Board expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the person or persons named in the proxy.

Set forth below is the name of each of the eight (8) nominees for election to the Board, together with the nominee’s age, current principal occupation (which has continued for at least the past five years unless otherwise indicated), the name and principal business of the company by which he or she is employed, if applicable, the period or periods during which he or she has served as director, all positions and offices that he or she holds with the Company, his or her directorships in other companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or companies registered as an investment company under the Investment Company Act of 1940, and the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director of the Company.

No director (and thus no nominee for director) has a family relationship as close as first cousin with any other director or nominee or executive officer of the Company.

Nominees for Election as Directors

WILLIAM J. ARMFIELD, IV (79) — Mr. Armfield has been the President of Spotswood Capital, LLC, Greensboro, North Carolina, a private investment company, since 1995. Mr. Armfield was a director and President of Macfield, Inc., a textile company in North Carolina, from 1970 until August 1991, when Macfield, Inc. merged with and into the Company. Mr. Armfield was the Vice Chairman and a director of the Company from 1991 to December 1995. Mr. Armfield again became a director of the Company in 2001, and has continued as a director since that time. He is a member of the Board’s Audit Committee and Compensation Committee, and is an audit committee financial expert.

Mr. Armfield brings operating and management experience, expertise in finance, and business development experience to the Company as a result of his professional experiences. In addition, through his experience at Macfield, he brings direct textile experience to the Board. These experiences provide the Board with, among other things, expertise and context important to the oversight of the Company’s financial reporting and business strategy implementation.

R. ROGER BERRIER, JR. (45) — Mr. Berrier has been the President and Chief Operating Officer of the Company since February 2011. He had been the Executive Vice President of Sales, Marketing and Asian Operations of the Company from September 2007 to February 2011. Prior to September 2007, he had been Vice President of Commercial Operations from April 2006 and Commercial Operations Manager responsible for corporate product development, marketing and brand sales management from April 2004 to April 2006. Mr. Berrier joined the Company in 1991 and has held various management positions within operations, including international operations, machinery technology, research & development and quality control. He has been a director since September 2007 and is a member of the Board’s Executive Committee.

Mr. Berrier brings executive decision-making skills, operating and management experience, expertise in sales, marketing and branding, business development and direct textile industry business acumen to the Company as a result of his professional experiences. These experiences and Mr. Berrier’s on-going interaction with the Company’s customers and suppliers provide the Board with, among other things, industry expertise important to the Company’s businesses, as well as a detailed understanding of the Company’s business and operations and the economic environment in which it operates.

ARCHIBALD COX, JR. (74) — Mr. Cox has been the Chairman of Sextant Group, Inc., a financial advisory and private equity firm, since 1993. Mr. Cox is the former Chairman of Barclays Americas, a position he held from May 2008 until June 2011. Mr. Cox was a director of Hutchinson Technology Incorporated from May 1996 to September 2009, was the Chairman of Magnequench, Inc., a manufacturer of magnetic material, from September 2005 to September 2006 and was the President and Chief Executive Officer of Magnequench, Inc., from October 1995 to August 2005. He was Chairman of Neo Material Technologies Inc., a manufacturer of rare earth, zirconium and magnetic materials, from September 2005 to September 2006. Mr. Cox has been a director of the Company since February 2008 and is a member of the Board’s Compensation Committee and Corporate Governance and Nominating Committee (Chair).

Mr. Cox brings executive decision-making skills, operating and management experience, expertise in finance, investment and business development experience to the Company as a result of his professional experiences. In addition, through his experience as Chairman of Barclays Americas in particular, Mr. Cox brings to the Board considerable experience with financial and strategic planning matters critical to the oversight of the Company’s financial reporting, compensation practices and business strategy implementation.

WILLIAM L. JASPER (61) — Mr. Jasper has been the Company’s Chairman of the Board since February 2011 and Chief Executive Officer since September 2007. Mr. Jasper joined the Company in September 2004, was later appointed as the General Manager of the Polyester Division, and in April 2006 was promoted to Vice President of Sales. From September 2007 to February 2011, he was also President of the Company. Prior to joining the Company, he was the Director of INVISTA’s Dacron® polyester filament business. Before working at INVISTA, Mr. Jasper had held various management positions in operations, technology, sales and business for E.I. du Pont de Nemours and Co. since 1980. He has been a director since September 2007 and is a member of the Board’s Executive Committee (Chair).

Mr. Jasper brings executive decision-making skills, operating and management experience, expertise in manufacturing operations, sales, business and consumer brand development and direct textile industry business acumen to the Company as a result of his professional experiences. These experiences and Mr. Jasper’s on-going leadership of the Company and interaction with the Company’s customers and suppliers provide the Board with, among other things, a detailed understanding of the Company’s businesses and the competitive environment in which it operates.

KENNETH G. LANGONE (78) — Mr. Langone has been the President and Chief Executive Officer of Invemed Associates, LLC, an investment banking firm, since 1974. Mr. Langone was a co-founder, and served as a director from 1978 to 2008, of The Home Depot, Inc. He served as Chief Executive Officer, President and Chairman from 2011 to February 2013, and has served as a director since 2011, of Geeknet, Inc. He also served as a director of YUM! Brands from 1997 to 2012, a director of ChoicePoint, Inc. from 2002 to 2008, and a director of General Electric Co. from 1999 to 2005. Mr. Langone has been a director of the Company since 1969, and is a member of the Board’s Corporate Governance and Nominating Committee.

Mr. Langone brings operating and management experience, including as chief executive officer of a financial services business, expertise in finance, and public company directorship and committee experience to the Company as a result of his professional experiences. In addition, Mr. Langone’s service on the Board since 1969 provides the Board with a valuable historical perspective through which it can contextualize and direct the Company’s performance and strategic planning.

SUZANNE M. PRESENT (55) – Ms. Present is a co-founder and has been a principal of Gladwyne Partners, LLC, a private partnership fund manager, since June 1998, and she is also Executive Director (since 2014) of Ken's Krew, Inc., a non-profit organization that provides training and other support services to individuals with intellectual and developmental disabilities to assist with entering the workforce. Ms. Present currently serves on the board of directors of Anshe Chung Studios, Limited, a privately-held Chinese-based developer of content for virtual worlds. She served on the board of directors of Geeknet, Inc. from September 2008 to July 2010. She has been a director of the Company since February 2011. Ms. Present is a member of the Board’s Audit Committee (Chair) and is an audit committee financial expert.

Through her experiences at Gladwyne Partners and service on various boards of directors, Ms. Present brings extensive financial expertise important to the oversight of the Company’s audit functions and analysis of business strategies.

G. ALFRED WEBSTER (66) — Mr. Webster was an Executive Vice President of the Company (from 1986), and had held other officer positions with the Company (from 1979), through his retirement in 2003, and had been a director of the Company (from 1986) until October 2004. Mr. Webster again became a director of the Company in August 2007, has served as the independent “Lead Director” of the Board since April 2011, and is a member of the Board’s Compensation Committee (Chair), Audit Committee, and Executive Committee. He is also a director, Chairman of the Compensation Committee and member of the Executive Committee of New Bridge Bank Corporation (formerly Lexington State Bank).

Mr. Webster brings executive decision-making skills, operating and management experience, financial expertise and public company directorship and committee experience, as well as direct textile industry business acumen to the Company as a result of his professional experiences. In addition, Mr. Webster’s prior tenure with the Company provides the Board with a valuable historical perspective on the Company. These experiences provide the Board with, among other things, industry expertise relevant to the oversight of the Company’s businesses.

MITCHEL WEINBERGER (45) — Mr. Weinberger has served since March 2011 as the President and Chief Operating Officer of Dillon Yarn Corporation (“Dillon”), a yarn supplier. Dillon previously was also engaged in polyester and nylon texturing operations until 2007. He was the Executive Vice President of Dillon from January 2007 to March 2011 and its Strategic Marketing Manager from 1992 to November 2007. Mr. Weinberger has been a director of the Company since March 2011 and is a member of the Board’s Executive Committee.

Through his executive leadership experience at Dillon, Mr. Weinberger brings to the Board a solid understanding of the textile industry in which the Company operates, as well as operating and management experience. These experiences provide the Board with, among other things, industry expertise important to the oversight of the Company’s management and execution of its business plans.

The Board recommends that the shareholders vote “FOR” the election of all of the nominees as directors.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including:

●	the process the Compensation Committee used to determine compensation and benefits for our NEOs (as defined below) for fiscal year 2014;

●	the material elements of the Company’s executive compensation program;

●	the key principles and objectives, including the Company’s focus on pay for performance, that guide the Company’s executive compensation program; and

●	information about the fiscal year 2014 compensation earned by each of our NEOs listed below:

William L. Jasper	Chairman and Chief Executive Officer
R. Roger Berrier, Jr.	President and Chief Operating Officer
Thomas H. Caudle, Jr.	Vice President of Manufacturing
James M. Otterberg	Vice President and Chief Financial Officer
Ronald L. Smith	Former Vice President and Chief Financial Officer

Our Named Executive Officers

We refer to the five executive officers listed above, for whom information is provided in the Summary Compensation Table under “Executive Compensation,” as the “NEOs.” The Company had no other executive officers during fiscal year 2014. Mr. Smith was an executive officer and principal financial officer of the Company for a portion of fiscal year 2014 until his separation from employment with the Company on August 12, 2013. Under applicable SEC rules, Mr. Smith is treated as an NEO in this Proxy Statement. James M. Otterberg was appointed interim Chief Financial Officer on August 12, 2013, and appointed Chief Financial Officer and elected as a Vice President on October 23, 2013. In this Proxy Statement, we sometimes use the term “current NEOs” to refer to all of the NEOs other than Mr. Smith.

Executive Summary

The Company experienced continued improvements in its financial results during fiscal year 2014 despite an otherwise challenging business environment. The Company experienced continuing improvement in its underlying business, and maintained its focus on its core strategies. The Company achieved an adjusted EBITDA (as described below) above the target level set for fiscal year 2014. The Company reported net income for fiscal year 2014 of $28.8 million, or $1.52 per basic share, an increase from $16.6 million, or $0.84 per basic share, for fiscal year 2013. The Company also continued repurchases under its stock repurchase programs, having repurchased approximately 2.6 million shares of Common Stock under its 2013 and 2014 stock repurchase programs.

As in the prior fiscal year, the Company’s ability to perform under adverse business conditions was due, in large part, to the leadership and performance of its executive team. In addition to guiding the Company through the continuing challenges of the economic environment in fiscal year 2014, the executive team also continued to expand the profitability and brand recognition of REPREVE®, the Company’s recycled performance fibers and most successful branded product.

As described in greater detail below, the Company believes its executive compensation program should attract top executive talent, pay for performance and link executive retention to long-term shareholder value. Accordingly, our NEOs were compensated as follows for fiscal year 2014:

●	Base salaries for current NEOs for fiscal year 2014 were increased slightly from base salaries for fiscal year 2013.

●

The current NEOs received cash bonus payments for fiscal year 2014 performance at the amount payable under the annual cash incentive plan, which was established at the beginning of the fiscal year, due to the level of the Company’s achievement of the fiscal year 2014 adjusted EBITDA target, as described below.

●

Long-term incentives were granted in the form of 3-year installment vesting stock options and restricted stock units, to promote executive retention and further align executive pay with long-term shareholder value.

In addition, as discussed in more detail below, in order to further align the NEOs’ and certain other top officers’ interests with long-term shareholder value, the Company adopted the Officers Stock Ownership Policy during fiscal year 2014.

Compensation Philosophy, Principles and Policies

The Company’s executive compensation philosophy is to:

Attract Top Executive Talent	Follow a Pay for Performance Compensation Model	Link Retention to Long-Term Shareholder Value

The Company’s compensation program should attract high-quality executives who possess the skills and talent necessary to support and achieve our strategic objectives.	Executives should be rewarded for their achievement of near-term and long-term performance goals.

The Company seeks to minimize executive turnover by utilizing a stock ownership policy and retention arrangements that further link executive compensation to sustained shareholder value and consistent Company performance.

Therefore, the focus of the Company’s executive compensation program and the Compensation Committee is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time enabling the Company to attract, retain, reward and motivate high caliber employees. The Compensation Committee monitors the results of its executive compensation policy to ensure that compensation payable to executive officers creates proper incentives to enhance shareholder value, rewards superior performance, is justified by returns available to shareholders, and discourages employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company.

In establishing compensation for the NEOs, the following principles and policies guide the Company’s executive compensation decisions:

●	All components of executive compensation should be set so that the Company can continue to attract, retain, reward and motivate talented and experienced executives;

●	Ensure alignment of executive compensation with the Company’s corporate strategies, business objectives and the long-term interests of the shareholders;

●	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in those areas; and

●

Enhance the NEOs’ incentive to increase the Company’s long-term value, as well as promote retention of key personnel, by providing a portion of total compensation opportunities in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews and approves all components of the NEOs’ compensation. The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company. In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

Overview of Compensation Components

The Compensation Committee views executive compensation in four component parts:

A brief description of each of these components is provided below, together with a summary of its objectives:

Compensation Element	Description		Objectives

Base Salary	Fixed compensation that is reviewed annually based on performance.	●	Provide a base level of compensation that fairly accounts for the job and scope of the role being performed.
		●	Attract, retain, reward and motivate qualified and experienced executives.

Annual Incentives	“At-risk” variable compensation earned based on performance measured against pre-established annual goals.	●	Provide incentives for achieving annual operating goals that ultimately contribute to long-term return to shareholders.

Long-Term Incentives	“At-risk” variable compensation in the form of equity awards whose value fluctuates according to shareholder value and that vest based on continued service.	●	Align the economic interests of the executives with the shareholders by rewarding executives for stock price improvement.
	Supplemental retirement contributions based on executives’ respective base salaries that executives may earn over time based on continued service.	●	Promote retention (through time-based and performance vesting schedules).

Other Personal Benefits	Broad-based benefits provided to all the Company’s employees (e.g., health and group term life insurance), a retirement savings plan, and certain perquisites.	●	Provide a competitive total compensation package to attract and retain key executives.

Compensation Mix

Consistent with the philosophy, objectives and principles of the executive compensation program, the program places a substantial amount of the total executive compensation “at-risk” based on the performance of the Company and the executive through an annual cash incentive program and equity-based long-term incentive awards. In connection therewith, the Company uses the Unifi, Inc. 2013 Incentive Compensation Plan (the “Incentive Compensation Plan”), which replaced during fiscal year 2014 the 2008 Unifi, Inc. Long-Term Incentive Plan (the “2008 LTIP”).

The following charts illustrate the mix of “at risk” compensation for the Chief Executive Officer and the other NEOs for fiscal year 2014 by illustrating the mix of target total direct compensation, using fiscal year 2014 base salaries, target annual cash incentives and the grant-date fair value of long-term equity awards:

As demonstrated above, we target a substantial portion of our Chief Executive Officer’s and other NEOs’ compensation to come in the form of annual and long-term incentives, which encourage our executives to achieve near-term and long-term performance goals designed to create or enhance shareholder value. Moreover, our long-term incentive programs provide retention incentives designed to promote stability among the Company’s executive team. We also provide our executives a fixed base salary, which provides them with a base-level of economic security.

Control by the Compensation Committee

The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives (with input from the Chief Executive Officer for NEOs other than the Chief Executive Officer), and sets each NEO’s compensation level based on this evaluation and consultation. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, administers and makes recommendations to the Board concerning benefit plans for the Company’s directors, officers and employees and recommends benefit programs and future objectives and goals for the Company.

During fiscal year 2013, the Compensation Committee engaged Frederick W. Cook & Co., Inc. (“Cook & Co.”) as an independent advisor to assist the Compensation Committee with developing a peer group for compensation comparison purposes and to prepare a competitive market assessment of total compensation for the NEOs. For fiscal year 2014, the Compensation Committee considered the Cook & Co. analysis, as well as a report prepared by Towers Watson in a prior fiscal year. The Towers Watson report contains a broad-based survey compiled from information from a number of companies. Cook & Co. performs no other services for the Company, and its work for the Compensation Committee has not raised any conflict of interests. At the time that Towers Watson prepared its report for the Compensation Committee, Towers Watson performed no other services for the Company, and its work for the Compensation Committee did not raise any conflict of interests. Since that time, the Company has used other services of Towers Watson, but the Compensation Committee no longer uses Towers Watson to assist it.

While the Compensation Committee believes the information in these two reports are valuable, it did not use the reports, or any other report, as a benchmark to set executive compensation for fiscal year 2014. The Compensation Committee does not believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the purpose of the comparison reports obtained by the Compensation Committee from Towers Watson and Cook & Co. is to provide a general understanding of current compensation practices and trends of similarly situated companies. The Compensation Committee uses these reports as tools to compare the overall compensation of its own executives to the executives of other companies in similar sectors. No specific compensation decision for any individual was based on or justified by any market comparison reports or information.

As in the past, the Compensation Committee continued to consider a wide range of factors in making its fiscal year 2014 compensation decisions for our NEOs, including the historical practices of the Company; the individual NEO’s leadership and role in advancement of the Company’s long-term strategy, plans and objectives; the individual’s performance and contribution to the Company’s success; budget guidelines established by the Board; and assessment of the Company’s financial condition. Additionally, the Compensation Committee considered the Company’s operating results and adjusted EBITDA and the current economic climate. Based on this information and these factors, the Compensation Committee set executive compensation for fiscal year 2014.

Detailed Review of Compensation Components

Base Salaries

As described above, the Compensation Committee reviewed market information concerning general executive compensation practices along with other factors it has historically reviewed when setting the NEOs’ base salaries for fiscal year 2014. These other factors included:

●	The executive’s leadership and advancement of the Company’s long-term strategy, plans and objectives;

●	The executive’s individual performance and contribution to the Company’s success and budget guidelines; and

●	An assessment of the Company’s financial condition.

The Compensation Committee believes in maintaining a close relationship between the Company’s performance and the base salary component of the compensation for each NEO. As in prior years, no formula-based salary increases were provided to the NEOs during fiscal year 2014.

In addition to reviewing the above factors, the Compensation Committee also believes that strong and effective communication with management helps the Company adhere to its compensation philosophy, objectives and principles. Therefore, the Compensation Committee consults with the Chief Executive Officer at least on an annual basis and reviews his recommendations regarding the compensation of all NEOs (other than the Chief Executive Officer) before making its final compensation decisions. Periodically, the Chief Executive Officer meets with the other NEOs regarding their performance. The Compensation Committee reviews the overall performance of each NEO annually, and then approves the actual base salary for each NEO.

Upon completing this process, based on the Company’s performance in fiscal year 2013 and the NEOs’ performance at or above the Company’s expectations as well as other factors, the Compensation Committee determined to grant base salary increases for fiscal year 2014 to each then-current NEO other than Mr. Smith, as set forth in the table below. Later during fiscal year 2014, in connection with Mr. Otterberg’s appointment as Vice President and Chief Financial Officer, the Compensation Committee set Mr. Otterberg’s base salary to account for the significant additional roles and responsibilities he undertook after his new appointment.

Base Salaries

NEO	Fiscal Year 2014 Base Salary ($)	Fiscal Year 2013 Base Salary ($)	Percentage Change
William L. Jasper	710,000	687,000	+3.3%
R. Roger Berrier, Jr.	475,000	462,000	+2.8%
Thomas H. Caudle, Jr.	335,000	317,000	+5.7%
James M. Otterberg(1)	275,000	—	—
Ronald L. Smith	356,000	356,000	—

(1)

Reflects annual base salary as set by the Compensation Committee in October 2013 upon Mr. Otterberg’s appointment as Vice President and Chief Financial Officer. Mr. Otterberg was not an executive officer in fiscal year 2013.

Annual Incentive Compensation

To encourage executives to achieve near-term performance goals, the Company has established an annual incentive compensation program in the form of a cash bonus. All NEOs are eligible to earn annual bonuses based on the Company’s fiscal year performance.

For fiscal year 2014, the Compensation Committee established a performance target of $54.8 million of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), adjusted to exclude certain items such as non-cash compensation expense, gains or losses on extinguishment of debt, loss on previously held equity interest, operating expenses for Repreve Renewables, restructuring charges and start-up costs, gains or losses on sales or disposals of property, plant and equipment, currency and derivative gains or losses, and other operating or non-operating income or expense items (“adjusted EBITDA”). The Compensation Committee uses adjusted EBITDA as a measure for annual incentive compensation purposes because the Compensation Committee believes adjusted EBITDA provides a clear indicator of cash generation, which is a key performance indicator used by the Board and management to assess the Company’s operating results generally. The Compensation Committee also believes that a Company-wide performance metric, such as adjusted EBITDA, is appropriate for each NEO because each NEO plays a vital role in the overall success of the Company. Therefore, the Compensation Committee believes that the annual variable compensation received by the NEOs should reflect the Company’s near-term performance.

The annual incentive bonus awarded to NEOs may be increased or decreased by the Compensation Committee as a result of the individual’s performance and/or contribution to the Company’s achievement of its financial objectives. Each NEO’s performance, including the Chief Executive Officer’s, is evaluated against specific financial goals prior to payment of bonuses, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive bonus program may be adjusted by either the Compensation Committee or the Board to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and merger and acquisitions if, and to the extent, either the Compensation Committee or the Board considers the effect of such events indicative of the Company’s performance. Additionally, the Compensation Committee or the Board has the discretion to award additional bonus compensation even if an executive officer would not be entitled to any bonus based on the targets previously determined.

For fiscal year 2014, the Compensation Committee set the threshold, target and maximum performance levels and corresponding potential annual incentive payments to the NEOs, based on percentages of base salary, as set forth in the table below. An NEO would receive a maximum bonus equal to a percentage of his base salary if the Company achieved, for plan purposes, 120% of the adjusted EBITDA target; a target bonus equal to a percentage of his base salary if the Company achieved, for plan purposes, 100% of the adjusted EBITDA target; or a threshold bonus equal to a percentage of his base salary if the Company achieved, for plan purposes, 80% of its adjusted EBITDA target. The Compensation Committee set the percentage of base salary for each NEO at its July 2013 meeting, other than for Mr. Otterberg, whose final fiscal year 2014 percentages were set in October 2013 in connection with his appointment as Vice President and Chief Financial Officer. The calculation of each NEO’s annual incentive bonus in the event of adjusted EBITDA results between these levels is made on a proportional sliding scale basis between the two level amounts. The NEO would not be entitled to a bonus if the Company achieved, for plan purposes, less than 80% of the adjusted EBITDA target.

Annual Incentives for Fiscal Year 2014

NEO	Threshold: $43.8 million adjusted EBITDA ($) (% of base salary)	Target: $54.8 million adjusted EBITDA ($) (% of base salary)	Maximum: $65.7 million adjusted EBITDA ($) (% of base salary)
William L. Jasper	355,000 (50%)	710,000 (100%)	1,420,000 (200%)

R. Roger Berrier, Jr.	190,000 (40%)	380,000 (80%)	760,000 (160%)

Thomas H. Caudle, Jr.	125,625 (37.5%)	251,250 (75%)	502,500 (150%)

James M. Otterberg(1)	103,125 (37.5%)	206,250 (75%)	412,500 (150%)

Ronald L. Smith	133,500 (37.5%)	267,000 (75%)	534,000 (150%)

(1)

Reflects increased percentages set by the Compensation Committee in connection with Mr. Otterberg’s appointment as Chief Financial Officer in October 2013; the threshold, target and maximum adjusted EBITDA metrics remained unchanged from those applicable to Mr. Otterberg prior to his appointment as Chief Financial Officer.

As a result of the Company’s performance during fiscal year 2014, the Company achieved, for plan purposes, 110% of its adjusted EBITDA target, and thus each current NEO was entitled to annual incentive bonus compensation based on a percentage of his fiscal year 2014 base salary, equal to approximately 150% (Mr. Jasper), 120% (Mr. Berrier) and 112.5% (Messrs. Caudle and Otterberg). Mr. Smith separated from the Company prior to the achievement of, and was not entitled to any, annual incentive bonus compensation for fiscal year 2014. No amount of discretionary additional cash bonus (whether pursuant to the annual incentive plan or otherwise) was paid to any NEO for fiscal year 2014.

Long-Term Incentive Compensation

The Compensation Committee believes that stock-based performance compensation is essential to align the interests of management and the shareholders in enhancing the long-term value of the Company’s equity and to encourage executives to retain their employment with the Company. Consistent with these beliefs, in fiscal year 2014, the Compensation Committee awarded stock options to each NEO and restricted stock units to the NEOs other than Mr. Otterberg, which have the attributes set forth below.

		Stock Options		Restricted Stock Units

Align NEO and shareholder interests	●	Each option entitles recipient to purchase a share of Common Stock (at an exercise price equal to at least the stock price on the date of grant).	●	Upon vesting, each restricted stock unit entitles recipient to one share of Common Stock.
	●	Only have value if price of a share of Common Stock exceeds option exercise price.	●	Value of restricted stock units tied one-for-one to value of a share of Common Stock.

Promote NEO retention	●	Vest in equal installments over three years, contingent upon continued service.	●	Vest in equal installments over three years, contingent upon continued service.
	●	Subject to accelerated vesting upon change in control, termination due to death or disability, and approved retirement.	●	Accelerated vesting upon change in control, termination due to death or disability, and approved retirement.

In fiscal year 2014, the Compensation Committee awarded the NEOs the number of stock options and restricted stock units listed in the table below. When determining the number of stock options and restricted stock units to award each NEO, the Compensation Committee considered the difference between the base salary and bonus actually paid for fiscal year 2013 and the total compensation that the Compensation Committee sought to award to the NEO based on the Company’s performance in fiscal year 2013. The options are exercisable at a price of $22.08 per share, a third of which options vested July 24, 2014 and the remaining of which vest in equal installments at each of July 24, 2015 and July 24, 2016. The stock options granted to the NEOs are “incentive stock options” (to the applicable maximum permitted under the Incentive Compensation Plan or the 2008 LTIP, as the case may be) that, in general, offer the NEO the opportunity to receive favorable tax treatment if they retain the shares acquired upon exercise for at least one year. The restricted stock units vest in three equal installments at each of August 24, 2014 (which one-third is now vested), July 24, 2015 and July 24, 2016. For additional information on the stock options and restricted stock units granted in fiscal year 2014, see “Grants of Plan-Based Awards” below.

Fiscal Year 2014 Grants

NEO	Stock Options (#)	Restricted Stock Units (#)
William L. Jasper	22,500	10,000

R. Roger Berrier, Jr.	17,500	7,500

Thomas H. Caudle, Jr.	6,000	3,000

James M. Otterberg	10,000	—

Ronald L. Smith	6,000	2,000

Perquisites and Other Benefits

Perquisites. Starting in fiscal year 2012, the Compensation Committee determined that executives, including the NEOs, should receive only limited perquisites. Therefore, the Company does not provide its NEOs with perquisites such as car allowances, reimbursements for car expenses or payment of country club dues.

Retirement Benefits. In order to provide employees at all levels with greater incentives, the Company makes available to all employees, including the NEOs, the opportunity to make contributions to the Company’s Retirement Savings Plan (“401(k) Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations. Pursuant to the 401(k) Plan, in fiscal year 2014, the Company matched contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401(k) Plan and 50% of the next 2% of compensation contributed to the 401(k) Plan.

Health Plan, Life Insurance and Other Benefits. The Company makes available health and insurance benefits to all employees, including the NEOs. The cost of the health plans is covered partially through employees’ payroll deductions, with the remainder covered by the Company. Disability and life insurance benefits are paid by the Company for all salaried employees; however, the NEOs receive additional life insurance coverage provided by the Company.

Supplemental Key Employee Retirement Plan. As an additional means of attracting top executive talent and encouraging executives to remain employed with the Company, the Company maintains the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “SERP”). Participation in the SERP is limited to a select group of management employees who are selected by the Compensation Committee and includes each of our NEOs. As described in greater detail preceding the Nonqualified Deferred Compensation table set forth elsewhere in this Proxy Statement, the SERP provides additional retirement benefits payable to our NEOs following their termination of employment.

Change in Control Agreements. The Company has historically provided its NEOs with severance benefits if their employment is involuntarily terminated (or they resign for good reason) after a change in control of the Company. Providing such “double-trigger” change in control benefits assists us in attracting and retaining executive talent and reduces the personal uncertainty that executives may feel when considering a corporate transaction. As a result, our NEOs are more likely to retain their employment with the Company and complete such a corporate transaction, thereby increasing the likelihood of enhancing long-term shareholder value. We entered into Change in Control Agreements with each of our NEOs, other than Mr. Otterberg, in 2009. The terms of the individual agreements, and a calculation of the estimated severance payments payable to each NEO with whom we have a Change in Control Agreement, are set forth elsewhere in this Proxy Statement under “Executive Compensation – Potential Payments Upon Termination of Employment or Change in Control.”

Executive Officer Compensation Recoupment Policy

Since the beginning of fiscal year 2012, the Company has maintained a policy addressing the potential recovery of incentive compensation in the event of a material restatement of the Company’s financial results. This policy, also known as a “clawback” policy, applies to all of the Company’s executive officers. Under the policy, the Company is entitled to recover any incentive compensation paid to a current or former executive officer of the Company as a result of material noncompliance with financial reporting requirements that results in a restatement of the Company’s financial results, to the extent that such compensation is attributable to the erroneous financial data and is in excess of what would have been paid under the accounting restatement. The recovery period pursuant to the policy is up to three years preceding the date on which the Company is required to prepare such an accounting restatement. In addition, if the Board determines that any current or former employee has engaged in fraud or certain other specified misconduct, the Board may require reimbursement of all compensation granted, earned or paid under annual incentive and long-term incentive cash plans, cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards.

Officers Stock Ownership Policy

During fiscal year 2014, the Company adopted its Officers Stock Ownership Policy to enhance the Company’s ongoing objective to align the compensation paid to its officers with the long-term interests of shareholders. The policy applies to any NEO, any person who holds the position of Vice President, Treasurer or higher with the Company, its primary operating subsidiary and possible other significant operating subsidiaries (“VP-Level Personnel”), and to certain other persons below those levels who may be designated for coverage by the Compensation Committee (for purposes of the policy, collectively, “covered officers”). The policy provides for a ramp-up period for complying with the expected stock ownership levels, both upon the initial implementation of the policy and thereafter upon each person first becoming an NEO or covered officer. If a covered officer fails to comply with the stock ownership expectation, the Compensation Committee will consider this fact in setting future salary, bonus or other compensation for the covered officer. The stock ownership expectation, calculation of shares counted toward the expectation, and valuation of the shares for purposes of the policy (as subsequently amended in July 2014, as described following the table) are as set forth below.

Stock Ownership Expectation		Shares of Common Stock Counted Towards Ownership Expectation		Value of Shares of Common Stock

●	NEOs: At least three times base annual salary.	●	Shares owned directly by the officer, his or her spouse or minor children, or a trust for the exclusive benefit of one or more such persons.	●	Greater of (a) the closing price on the last trading day of the applicable fiscal period or (b) the 30-day average closing price ending on such last trading day.

●	VP-Level Personnel (non-NEOs): at least one and one-half times base annual salary.	●	Shares covered by the portion of stock options or restricted stock units that are vested or not subject to forfeiture.	●	Shares underlying vested stock options, restricted stock units and other stock awards are calculated as if they were net exercised.

●	Other designated covered officers: at least one times base annual salary.	●	Shares subject to pledges, calls or short-sell arrangements are not counted toward the stock ownership expectation.

In July 2014, after the end of fiscal year 2014, the Company amended the Officers Stock Ownership Policy to increase the stock ownership expectation from at least one times to at least one and one-half times base annual salary for VP-Level Personnel other than the NEOs (whose ownership expectation remains at three times base annual salary). In addition, future grants of equity awards to certain personnel below the level of VP-Level Personnel may, in the discretion of the Compensation Committee, include a stock ownership expectation of at least one times base annual salary.

Tax Impact on Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code (the “Code”) on the Company’s executive compensation program. Code Section 162(m) denies a public company a deduction, except in limited circumstances, for compensation paid to “covered employees” – which includes the NEOs, other than the Company’s Chief Financial Officer – to the extent such compensation exceeds $1,000,000. Based on its review of the likely impact of Code Section 162(m) and other factors, the Compensation Committee recommended that Board replace the 2008 LTIP with the Incentive Compensation Plan, which will allow the Company’s annual cash incentive bonus program for the NEOs to qualify for an exception to the Code Section 162(m) deduction limitation. The Incentive Compensation Plan was approved by the Board and subsequently approved by the shareholders at the Company’s 2013 annual meeting of shareholders. (Like the 2008 LTIP, the Incentive Compensation Plan is designed to also allow the Company’s equity and equity-based awards to qualify for the exception to the Code Section 162(m) deduction limitation.) The Compensation Committee may make payments or grant awards to retain and motivate key executives, in any situation it believes to be appropriate, without regard to tax deductibility considerations.

Risk Analysis of Compensation Policies and Practices

While the Company’s compensation policies and practices are designed to motivate its employees and encourage performance that improves the Company’s financial and other operating results, the Company and the Compensation Committee also seek to design and implement compensation programs and practices that discourage employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company or otherwise have a material adverse effect on the Company. Management and the Compensation Committee periodically review and assess potential risks associated with the Company’s compensation programs and practices. Management and the Compensation Committee believe that the Company’s incentive compensation programs and practices are appropriately balanced between value created indirectly by the performance of the Company’s stock and payments resulting from the achievement of specific financial performance objectives, so as to minimize the likelihood of unnecessary or excessive risk-taking by Company employees. Management and the Compensation Committee have concluded that any risks from such programs and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reached its conclusion after considering a number of features of the Company’s compensation structure that are designed to mitigate risk, such as:

●	The Company uses a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both near- and long-term focus.

●

The overall compensation of our NEOs is not overly-weighted towards the achievement of performance criteria in a particular fiscal year, and an appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the NEOs to long-term shareholder value and helps retain management.

●

Payouts under the Company’s annual incentive compensation and other long-term incentive programs are based on performance criteria that the Compensation Committee believes to be challenging, yet reasonable and attainable without excessive risk-taking.

●

The Company has implemented a compensation recoupment policy that allows the Company to recover certain compensation in the event of a restatement of its financial statements due to the material noncompliance of the Company with federal securities laws or in the event of certain fraud or other misconduct by an employee.

●

The Company has implemented a stock ownership policy under which its NEOs and other top officers are expected to own a significant amount of Common Stock, further aligning those officers’ interests with those of our other shareholders.

●

The Compensation Committee maintains an open dialogue with management regarding executive compensation policies and practices and the appropriate incentives to use in achieving near-term and long-term performance goals.

Shareholder Say-on-Pay Vote

At the 2013 annual meeting of shareholders, our shareholders had the opportunity to vote, in a non-binding advisory vote, on a proposal to approve the compensation of the NEOs for fiscal year 2013. This is referred to as a “say-on-pay” proposal. Approximately 93% of the votes cast on last year’s say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this vote result reflects the general concurrence by the shareholders in the Company’s philosophy and approach to executive compensation. Therefore, the Company has continued its philosophy and approach to executive compensation as discussed above.

The Board has determined that the Company’s shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by the shareholders at the 2011 annual meeting of shareholders. Accordingly, at the Annual Meeting, shareholders will again have the opportunity to indicate their views on NEO compensation. For additional information, see “Proposal 2: Advisory Vote on Executive Compensation” in this Proxy Statement. The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for our NEOs.

Severance Agreement with Former NEO

In connection with Mr. Smith’s resignation in August 2013, the Company and Mr. Smith entered into a Severance Agreement and Waiver of Claims (the “Smith Severance Agreement”). Because the Company was not previously party to any employment agreement with Mr. Smith, the Company determined it was in the best interest of the Company to enter into a severance agreement with him in order to provide for the smooth and orderly transition of his duties.

The Smith Severance Agreement provides the following severance compensation arrangements for Mr. Smith: (i) Mr. Smith will receive 16 months of severance payments totaling $474,667, subject to applicable withholding and deductions, on the Company’s normal bi-weekly payroll periods from September 2013 to November 2014, (ii) Mr. Smith received three weeks of vacation pay on August 23, 2013 and (iii) Mr. Smith will continue to receive medical and dental coverage in accordance with the Company’s employee welfare benefit plan through the earlier of his new employment, gainful self-employment or December 23, 2014, provided that the premiums for such coverage shall be those applicable to other employees of the Company and shall be deducted from the severance payments described above. In addition, the unvested portion of restricted stock units granted to Mr. Smith on July 27, 2011 and July 25, 2012, covering an aggregate of 10,416 shares to Mr. Smith, valued at $232,225 at the time of his separation from the Company, were allowed to vest.

Under the Smith Severance Agreement, Mr. Smith agreed, among other things, to (i) refrain from engaging in certain competitive activities during the above severance payment period, (ii) keep confidential the Company’s confidential information for a period of five years, (iii) fully release the Company and its subsidiaries and affiliate companies from all claims arising from his employment with or separation from the Company and (iv) provide continued cooperation and assistance to the Company, including with respect to transitioning his work assignments to others.

Preview of Compensation Considerations for Fiscal Year 2015

At its July 2014 meeting, the Compensation Committee determined not to increase or decrease the fiscal year 2015 base salaries for current NEOs (other than Mr. Otterberg) from their respective fiscal year 2014 base salaries. For Mr. Otterberg, the Committee determined to increase his base salary for fiscal year 2015. The Compensation Committee also granted the current NEOs stock options and set incentive cash bonus ranges for the NEOs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, which is set forth above. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2014.

Submitted by the Compensation Committee of the Board:

G. Alfred Webster, Chair
William J. Armfield, IV
Archibald Cox, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table is a summary of all compensation awarded or paid to (or earned by) our NEOs for services rendered in all capacities to the Company (including its subsidiaries) for each of the fiscal years indicated. Mr. Otterberg became an executive officer in fiscal year 2014, and accordingly no compensation information is provided for him for fiscal years 2013 or 2012.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation (3)($)	All Other Compensation(4)($)	Total ($)

William L. Jasper	2014	710,000	—	220,800	327,665	1,065,000	96,564	2,420,029
Chairman and	2013	700,212	—	126,281	163,832	819,117	91,644	1,901,086
Chief Executive Officer	2012	685,231	257,625	280,575	354,465	—	88,983	1,666,879

R. Roger Berrier, Jr.	2014	475,000	—	165,600	254,851	570,000	54,725	1,520,176
President and	2013	470,885	—	98,219	127,425	550,847	54,178	1,301,554
Chief Operating Officer	2012	460,231	173,250	218,225	275,695	—	49,788	1,177,189

Thomas H. Caudle, Jr.	2014	335,000	—	66,240	87,377	376,875	54,160	919,652
Vice President,	2013	323,096	—	16,838	21,844	377,962	53,358	793,098
Manufacturing	2012	316,192	118,875	37,410	47,262	—	48,673	568,412

James M. Otterberg	2014	265,654	—	—	145,629	309,375	32,237	752,895
Vice President and
Chief Financial Officer

Ronald L. Smith(5)	2014	42,446	—	44,160	87,377	—	350,135	524,118
Former Vice President	2013	362,846	—	70,156	91,018	424,462	43,980	992,462
and Chief Financial Officer	2012	355,115	133,500	155,875	196,925	—	41,559	882,974

(1)	The NEO’s base salary for fiscal year 2013 and fiscal year 2012 differs only because the former contained 53 weeks and the latter contained 52 weeks.

(2)

Amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718, related to option and stock awards granted in the fiscal year noted. See Note 16 to the consolidated financial statements included in the 2014 Form 10-K for more information about the value of equity awards.

(3)

Amounts are attributable to cash bonus payments paid under the annual incentive plan for the applicable fiscal year, as described above under “Compensation Discussion and Analysis” with respect to fiscal year 2014 and as previously disclosed with respect to prior fiscal years.

(4)	All other compensation for each of the NEOs for fiscal year 2014 consists of the following (amounts in dollars):

	William L. Jasper	R. Roger Berrier, Jr.	Thomas H. Caudle, Jr.	James M. Otterberg	Ronald L. Smith
Life Insurance	26,991	4,443	15,890	300	—
Matching 401(k) Contribution	10,200	10,460	10,560	10,950	—
Contributions to Supplemental Key Employee Retirement Plan	59,373	39,822	27,710	20,987	—
Severance and Benefits Continuation	—	—	—	—	350,135
Total	96,564	54,725	54,160	32,237	350,135

(5)	Mr. Smith separated from the Company on August 12, 2013.

Grants of Plan-Based Awards

The fiscal year 2014 grants of plan-based performance bonus cash awards and plan-based long-term equity incentive awards to the NEOs, as well as estimated possible payouts under non-equity incentive plan awards, are set forth below.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units(2) (#)	Underlying Options(3) (#)	Awards ($ / Share)	Option Awards(4) ($)
William L.	Annual Cash Incentive	7/24/13	355,000	710,000	1,420,000	—	—	—	—
Jasper	Stock Options	7/24/13	—	—	—	—	22,500	22.08	327,665
	Restricted Stock Units	7/24/13	—	—	—	10,000	—	—	220,800

R. Roger	Annual Cash Incentive	7/24/13	190,000	380,000	760,000	—	—	—	—
Berrier, Jr.	Stock Options	7/24/13	—	—	—	—	17,500	22.08	254,851
	Restricted Stock Units	7/24/13	—	—	—	7,500	—	—	165,600

Thomas H.	Annual Cash Incentive	7/24/13	125,625	251,250	502,500	—	—	—	—
Caudle, Jr.	Stock Options	7/24/13	—	—	—	—	6,000	22.08	87,377
	Restricted Stock Units	7/24/13	—	—	—	3,000	—	—	66,240

James M.	Annual Cash Incentive	7/24/13	103,125	206,250	412,500	—	—	—	—
Otterberg	Stock Options	7/24/13	—	—	—	—	10,000	22.08	145,629

Ronald L.	Annual Cash Incentive	7/24/13	133,500	267,000	534,000	—	—	—	—
Smith	Stock Options	7/24/13	—	—	—	—	6,000	22.08	87,377
	Restricted Stock Units	7/24/13	—	—	—	2,000	—	—	44,160

(1)

Represents the threshold, target and maximum payments the NEOs were eligible to earn pursuant to the Company’s fiscal year 2014 annual cash incentive plan. The threshold, target and maximum payout amounts represent 50%, 100% and 200% of Mr. Jasper’s fiscal year 2014 base salary; 40%, 80% and 160% of Mr. Berrier’s fiscal year 2014 base salary; and 37.5%, 75% and 150% of the fiscal year 2014 base salaries of Mr. Caudle, Mr. Smith and Mr. Otterberg. These amounts were based on the Company achieving $43.8 million, $54.8 million and $65.7 million, respectively, of adjusted EBITDA for fiscal year 2014. Based on the Company’s actual fiscal year 2014 adjusted EBITDA, each NEO received a payment under the Company’s annual cash incentive plan, based on a percentage of fiscal year 2014 base salary, equal to approximately 150% (Mr. Jasper), 120% (Mr. Berrier) and 112.5% (Messrs. Caudle and Otterberg). Mr. Smith separated from the Company in August 2013 and did not receive any annual cash incentive bonuses for fiscal year 2014.

(2)

Represents restricted stock units granted to NEOs pursuant to the 2008 LTIP during fiscal year 2014. The restricted stock units vest in three equal installments, one third of which restricted stock units vested on August 24, 2014, and the remaining of which vest in equal installments on each of July 24, 2015 and July 24, 2016. Upon vesting, each restricted stock unit entitles the holder to one share of Common Stock.

(3)

Represents stock options granted to NEOs pursuant to the 2008 LTIP during fiscal year 2014. The stock options are exercisable at a price of $22.08 per share, one third of which options vested on July 24, 2014 and the remaining of which vest in equal installments on each of July 24, 2015 and July 24, 2016. Upon vesting, each stock option entitles the holder to acquire one share of Common Stock.

(4)

The amounts in this column do not represent amounts the NEOs received or are entitled to receive. As required by SEC rule, this column represents the full grant date fair value of the restricted stock units and the stock options granted to the NEOs during fiscal year 2014. The full grant date fair value is the amount that the Company will recognize in its financial statements over the award’s vesting schedule, subject to any forfeitures. The grant date fair value was determined under FASB ASC 718. See Note 16 to the consolidated financial statements included in the 2014 Form 10-K.

Employment Agreements and Other Individual Agreements

None of our NEOs are employed pursuant to employment agreements; however, the Company has entered into Change in Control Agreements with each of our current NEOs other than Mr. Otterberg. In general, the Change in Control Agreements provide our current NEOs with severance benefits upon their involuntary termination without “cause” (or resignation for “good reason”) following a change in control of the Company. In connection with his separation from employment with the Company, we entered into a severance agreement with Mr. Smith. Please refer to “Compensation Discussion and Analysis – Severance Agreement with Former NEO” above and “Potential Payments Upon Termination or Change in Control” below for detailed information concerning these agreements.

We have also granted various long-term incentive awards to each of our NEOs. The material terms of these awards are discussed in the “Compensation Discussion and Analysis” section and are set forth in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” tables in this section.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning the outstanding equity awards for each of the current NEOs as of the end of fiscal year 2014. Mr. Smith had no outstanding equity awards as of the end of fiscal year 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

William L. Jasper	150,000	—	5.73	7/28/2019		—	—
	30,000	15,000	12.47	7/27/2021	(2)	—	—
	7,500	15,000	11.23	7/25/2022	(3)	—	—
	—	22,500	22.08	7/24/2023	(4)	—	—
	—	—	—	—		7,500	206,400	(5)
	—	—	—	—		7,500	206,400	(6)
	—	—	—	—		10,000	275,200	(7)

R. Roger Berrier, Jr.	120,000	—	5.73	7/28/2019		—	—
	23,333	11,667	12.47	7/27/2021	(2)	—	—
	5,833	11,667	11.23	7/25/2022	(3)	—	—
	—	17,500	22.08	7/24/2023	(4)	—	—
	—	—	—	—		5,833	160,524	(5)
	—	—	—	—		5,833	160,524	(6)
	—	—	—	—		7,500	206,400	(7)

Thomas H. Caudle, Jr.	36,666	—	5.73	7/28/2019		—	—
	4,000	2,000	12.47	7/27/2021	(2)	—	—
	1,000	2,000	11.23	7/25/2022	(3)	—	—
	—	6,000	22.08	7/24/2023	(4)	—	—
	—	—	—	—		1,000	27,520	(5)
	—	—	—	—		1,000	27,520	(6)
	—	—	—	—		3,000	82,560	(7)

James M. Otterberg	3,333	6,667	11.09	7/27/2022	(8)	—	—
	—	10,000	22.08	7/24/2023	(4)	—	—

(1)	Represents grants made from 2004 through June 29, 2014. Unless otherwise noted, outstanding stock options are fully vested as of June 29, 2014.

(2)

Represents stock options granted on July 27, 2011, scheduled to vest in one-third increments on each of July 27, 2012, July 27, 2013 and July 27, 2014, contingent upon the NEO’s continued service through the applicable vesting date.

(3)

Represents stock options granted on July 25, 2012, scheduled to vest in one-third increments on each of July 25, 2013, July 25, 2014 and July 25, 2015, contingent upon the NEO’s continued service through the applicable vesting date.

(4)

Represents stock options granted on July 24, 2013, scheduled to vest in one-third increments on each of July 24, 2014, July 24, 2015 and July 24, 2016, contingent upon the NEO’s continued service through the applicable vesting date.

(5)

Represents restricted stock units granted on July 27, 2011, scheduled to vest in one-third increments on each of August 27, 2012, July 27, 2013 and July 27, 2014, contingent upon the NEO’s continued service through the applicable vesting date.

(6)

Represents restricted stock units granted on July 25, 2012, scheduled to vest in one-third increments on each of August 25, 2013, July 25, 2014 and July 25, 2015, contingent upon the NEO’s continued service through the applicable vesting date.

(7)

Represents restricted stock units granted on July 24, 2013, scheduled to vest in one-third increments on each of August 24, 2014, July 24, 2015 and July 24, 2016, contingent upon the NEO’s continued service through the applicable vesting date.

(8)

Represents stock options granted on July 27, 2012, scheduled to vest in one-third increments on each of July 27, 2013, July 27, 2014 and July 27, 2015, contingent upon the NEO’s continued service through the applicable vesting date.

Option Exercises and Stock Vested

The following table provides information with respect to stock options exercised by, and the vesting of stock awards issued to, the NEOs during fiscal year 2014 on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)		Value Realized on Vesting(3) ($)

William L. Jasper	188,332	3,453,118	11,250		255,881

R. Roger Berrier, Jr.	154,997	2,859,921	8,750		199,019

Thomas H. Caudle, Jr.	78,331	1,453,248	1,500		34,118

James M. Otterberg	—	—	—		—

Ronald L. Smith	179,163	2,619,599	14,583	(4)	327,941	(5)

(1)

Calculated based on the difference between (a) the market price of the underlying shares of Common Stock, which was computed as the average of the high and low trading prices on the date of exercise and (b) the exercise price of the options.

(2)

Shares included in this column represent the shares of Common Stock underlying restricted stock units that vested during fiscal year 2014. Each current NEO elected to defer receipt of these shares until 30 days following the NEO’s separation from service.

(3)	Calculated based on the market price of the shares of Common Stock underlying the restricted stock units, which was computed as the average of the high and low trading prices on the date of vesting.

(4)

Consists of 4,167 shares vested pursuant to the terms of previously granted restricted stock unit grants, and 10,416 shares that were allowed to vest in connection with Mr. Smith’s separation from employment with the Company.

(5)

Consists of $95,716 attributed to shares vested pursuant to the terms of previously granted restricted stock unit grants, and $232,225 attributed to shares that were allowed to vest in connection with Mr. Smith’s separation from employment with the Company.

Pension Benefits

The Company does not sponsor, maintain or contribute to any retirement plans that provide for a specified level of retirement benefits (i.e., defined benefit retirement plans).

Non-Qualified Deferred Compensation

The Company maintains the SERP to provide additional retirement benefits to a select group of management or highly-compensated employees, including each of our current NEOs. On an annual basis, the Company credits to the participant’s account an amount equal to 8½% for executive officers, or 5½% for non-executive officers, multiplied by the participant’s base salary. Each participant is always 100% vested in the participant’s SERP account and earns a return on the amounts contributed to the participant’s account as if it had been invested in the stocks that make up the Standard & Poor’s 500 Index in the same proportion as their respective weighting therein. Participants are not entitled to a distribution from the SERP until their termination of employment with the Company, at which time they must wait six months to receive a lump sum payment equal to the balance of their respective accounts. If a participant’s termination is due to death or disability, this six-month delay period is waived.

The following table provides information with respect to the Company’s non-tax qualified compensation deferral plans for each of the NEOs.

Non-Qualified Deferred Compensation for Fiscal Year 2014

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

William L. Jasper	—	59,373	130,994	—	708,227

R. Roger Berrier, Jr.	—	39,822	86,241	—	466,776

Thomas H. Caudle, Jr.	—	27,710	80,704	—	430,188

James M. Otterberg	—	20,987	7,633	—	53,406

Ronald L. Smith	—	—	39,867	312,281	—

(1)	Amounts represent Company contributions to the SERP on behalf of the NEOs during fiscal year 2014. These amounts are reported in the Summary Compensation Table under “All Other Compensation.”

Potential Payments Upon Termination or Change in Control

Change in Control Agreements. The Company is a party to a Change in Control Agreement with each of its current NEOs other than Mr. Otterberg (collectively, the “Change in Control Agreements”). The Company was a party to a Change in Control Agreement with Mr. Smith, which agreement expired upon Mr. Smith’s separation from employment with the Company in August 2013. The Company entered into these agreements in August 2009 to promote stability and continuity within management in the event of a “change in control” (as defined below) transaction that might otherwise be distracting or disruptive to management’s continued performance of its responsibilities. The substantive terms are the same in each of the Change in Control Agreements, which were all amended as of December 31, 2011. The Change in Control Agreements will expire on December 31, 2014, unless they are extended or renewed, or unless a change in control occurs prior to that date; in the latter event, the Change in Control Agreements would extend past December 31, 2014 and expire on the two-year anniversary of the change in control event. An NEO’s Change in Control Agreement will expire earlier upon his termination of employment with the Company.

The Change in Control Agreement for each NEO provides for the severance benefits described below, if the NEO’s employment with the Company is terminated under certain circumstances following a change in control:

●

2.99 times the average total compensation paid to the NEO by the Company during the five calendar years (or less if the NEO has been employed by the Company for fewer than five years) preceding the change in control.

o	This amount is paid in 24 equal monthly installments without interest.

●

Continued participation in Company-sponsored life insurance, medical, health and accident and disability plans and programs until the earlier of the second anniversary of the NEO’s termination of employment or the NEO’s commencement of full-time employment with a new employer.

The NEO will receive the severance benefits if he is terminated without “cause” or if he resigns for “good reason” within two years following the change in control. “Cause” is defined to mean essentially fraud, misappropriation or embezzlement or the NEO’s malfeasance or misfeasance in performing his duties owed to the Company. “Good reason” is defined to mean essentially the assignment to the NEO of duties materially inconsistent with his duties immediately prior to the change in control, a material change in the NEO’s titles or offices, a material reduction in the NEO’s base salary or a failure to increase the NEO’s base salary similar to those of other executive officers, the Company’s failure to continue certain benefit or bonus plans or arrangements previously available to the NEO, certain relocations of the Company’s principal executive offices or the relocation of the NEO’s office, and other similar specified reasons involving a material adverse consequence to the NEO.

The Change in Control Agreements do not provide for any tax “gross-up” payments, and the salary continuation payments may also be reduced to an amount such that they do not constitute an excess parachute payment under Code Section 280G.

A “change in control” under the Change in Control Agreements includes any of the following significant changes to the ownership or control of the Company:

1.

A consolidation or merger occurs in which the Company is not the surviving legal entity or pursuant to which shares of the Common Stock are converted in cash, securities or other property (other than a merger in which the Company’s stockholders have the same proportionate ownership of the surviving corporation after the merger);

2.	A sale, lease, exchange or other transfer of all or substantially all of the Company’s assets;

3.	The approval by the Company’s shareholders of any plan or proposal of liquidation or dissolution of the Company;

4.	The acquisition of 20% or more of the Company’s outstanding common stock by any “person” (as defined in Sections 13(d) and 14(d)(2) of the Exchange Act); or

5.

The failure, during any two consecutive year periods, for individuals who constituted a majority of the Board at the beginning of the period to constitute a majority of the Board at the end of the period (unless the election or nomination of any new director was approved by at least two-thirds of the directors who were members of the Board at the beginning of the period).

Terms of Outstanding Equity Awards. Upon a “change in control” as defined for their purposes, all outstanding stock options and other stock awards under the Unifi, Inc. 1999 Long-Term Incentive Plan (the “1999 LTIP”) and the 2008 LTIP, including the stock options and restricted stock units awarded to our NEOs during fiscal year 2014, will become fully vested and/or will be immediately exercisable. The 2008 LTIP defines a change in control as:

●

The acquisition of more than 50% of the total fair market value or total voting power of the Company’s stock (other than an acquisition by a person, entity or group that already owns more than 50% of the total fair market value or total voting power before the acquisition);

●	The acquisition of 20% or more of the total voting power of the Company within a 12-month period by any person;

●	The replacement of a majority of the members of the Board during any 24-month period by directors whose appointment or election is not endorsed by two-thirds of the incumbent members of the Board; or

●	The acquisition of 40% or more of the total gross fair market value of the Company’s assets by any person.

The 1999 LTIP defines a change in control as:

●

A consolidation or merger in which the Company is not the surviving corporation or pursuant to which shares of Common Stock would be converted into consideration (other than a merger in which holders of Common Stock have the same proportionate ownership of Common Stock immediately after the merger);

●	Any sale, lease, exchange or other transfer to any person (other than to a subsidiary) of all or substantially all of the assets of the Company;

●	The approval by the Company’s shareholders of a plan or proposal for the liquidation or dissolution of the Company;

●	The acquisition of 20% or more of the outstanding Common Stock by any person; or

●	The replacement of a majority of the members of the Board during any 24-month period by directors whose appointment or election is not endorsed by two-thirds of the incumbent members of the Board.

Our NEOs may also become vested in the restricted stock units and certain stock options that vest based on continued service with the Company, including the stock options granted to them in fiscal year 2014, upon their retirement with approval by the Compensation Committee after attaining age 57 and upon a termination of employment due to death or disability. In addition, the restricted stock unit awards granted in fiscal year 2012, fiscal year 2013 and fiscal year 2014 provided for accelerated vesting of all unvested restricted stock units upon the Company’s termination of an NEO’s employment without cause after July 27, 2012, July 25, 2013, and July 24, 2014, respectively.

Accrued and Vested Benefits. Each of the current NEOs has accrued various benefits under the Company’s equity compensation programs such as the 1999 LTIP and the 2008 LTIP, retirement plans such as the SERP, and other broad-based employee benefit plans. Many of these benefits and awards are fully vested, and each current NEO would receive all of his vested benefits and awards if his employment with the Company ends for any reason.

Hypothetical Payments Table. The table below summarizes the potential payments upon termination of employment or a change in control of the Company as of June 29, 2014 for each current NEO. Mr. Otterberg is not party to a Change in Control Agreement with the Company, and so all amounts shown for him are based solely on the terms of the Company’s other programs or policies providing benefits related to an executive’s termination of employment, which are more particularly described above. The Change in Control Agreement with Mr. Smith expired on August 12, 2013 due to his termination of employment with the Company, and severance payments are being made to Mr. Smith on the basis of a specifically negotiated agreement that is described above. Accordingly, information with respect to hypothetical payments to Mr. Smith upon a termination as of the end of fiscal year 2014 is not applicable.

Hypothetical Payments Upon Termination of Employment or Change in Control

NEO	Type of Payment or Benefit	Change in Control ($)	Termination For Any Reason ($)	Termination without Cause ($)	Termination Due to Death or Disability	Termination Due to Approved Retirement ($)	Termination without Cause or Resignation for Good Reason within 2 years After Change in Control(1) ($)
Jasper	Severance and Benefit Continuation(2)	—	—	—	—	—	3,499,563
	Accelerated Equity Awards(3) (4)	1,280,500	—	412,800	1,280,500	592,500	1,280,500
	Accrued and Vested Benefits(4)	—	5,066,402	5,066,402	5,066,402	5,066,402	5,066,402
	Total	1,280,500	5,066,402	5,479,202	6,346,902	5,658,902	9,846,465

Berrier	Severance and Benefit Continuation(2)	—	—	—	—	—	2,201,838
	Accelerated Equity Awards(3) (4)	988,292	—	321,048	988,292	460,844	988,292
	Accrued and Vested Benefits(4)	—	3,929,109	3,929,109	3,929,109	3,929,109	3,929,109
	Total	988,292	3,929,109	4,250,157	4,917,401	4,389,953	7,119,239

Caudle	Severance and Benefit Continuation(2)	—	—	—	—	—	1,628,831
	Accelerated Equity Awards(3) (4)	232,920	—	55,040	232,920	95,320	232,920
	Accrued and Vested Benefits(4)	—	1,374,430	1,374,430	1,374,430	1,374,430	1,374,430
	Total	232,920	1,374,430	1,429,470	1,607,350	1,469,750	3,236,181

Otterberg	Severance and Benefit Continuation(2)	—	—	—	—	—	—
	Accelerated Equity Awards(3) (4)	163,939	—	—	163,939	163,939	163,939
	Accrued and Vested Benefits(4)	—	108,168	108,168	108,168	108,168	108,168
	Total	163,939	108,168	108,168	272,107	272,107	272,107

(1)	Amounts shown assume the Company experienced a change in control and the NEO was terminated without cause or resigned for good reason on June 29, 2014.

(2)

Consists of severance benefits and health and welfare benefits. Health and welfare benefits represents the aggregate estimated net cost to the Company of health and welfare benefits provided to each NEO under the terms of the Change in Control Agreements, except in the case of Mr. Otterberg, who is not party to a Change in Control Agreement with the Company.

(3)

As described above, all outstanding and unvested stock options and restricted stock units will become vested upon a change in control of the Company. In addition, upon an NEO’s termination of employment due to approved retirement, the unvested stock options that vest solely based on the NEO’s continued service (“time-based options”) are subject to accelerated vesting; upon an NEO’s termination of employment due to death or disability, all unvested time-based options and all unvested restricted stock units are subject to accelerated vesting; and upon an NEO’s termination of employment without cause (as defined in the applicable award agreements) after specified dates, all unvested restricted stock units are subject to accelerated vesting. Stock options that vest based on an NEO’s continued service and the Company’s achievement of a specified share price do not provide for such accelerated vesting upon termination due to death, disability, or approved retirement or termination without cause.

(4)

For purposes of this table, it is assumed that: (a) all vested stock options are exercised on the last business day before June 29, 2014, and the value of such vested stock options is calculated by multiplying the number of stock options by the difference between the exercise price and the closing market price; and (b) as of the date of termination or change in control, as applicable, each vested restricted stock unit is converted into one share of Common Stock and the aggregate value of such vested restricted stock units is calculated by multiplying the number of restricted stock units by the closing market price.

Severance Agreement with Former NEO

As described earlier in this Proxy Statement, during fiscal year 2014, the Company and Mr. Smith entered into the Smith Severance Agreement upon his separation from employment with the Company in August 2013. The amounts actually paid or payable to Mr. Smith pursuant to that agreement are set forth in detail above in “Compensation Discussion and Analysis – Severance Agreement with Former NEO.”

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of June 29, 2014 regarding the number of shares of Common Stock that may be issued under the Incentive Compensation Plan. The Incentive Compensation Plan replaced the 2008 LTIP for purposes of all incentive awards issued to the Company’s personnel after October 22, 2013. As a result, no further awards were made or will be made under the 2008 LTIP. Any option or restricted stock unit previously granted under the 2008 LTIP that is forfeited or canceled may be reissued under the terms of the Incentive Compensation Plan and is included in the number of securities remaining available for future issuance in column (c) in the table below.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,000,343	$7.81	970,245
Equity compensation plans not approved by shareholders	—	—	—
Total	1,000,343	$7.81	970,245

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents information regarding the beneficial ownership of the Common Stock, within the meaning of applicable securities regulations, of each director and nominee for director of the Company, each of the NEOs in the Summary Compensation Table included herein, and of all current directors and executive officers of the Company as a group, as of September 3, 2014.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

William J. Armfield, IV(2)	305,316	1.67%
R. Roger Berrier, Jr. (3)	206,230	1.11%
Thomas H. Caudle, Jr. (4)	53,206	°
Archibald Cox, Jr. (5)	164,340	°
William L. Jasper(6)	256,833	1.38%
Kenneth G. Langone(7)	1,131,666	6.17%
James M. Otterberg(8)	9,999	°
George R. Perkins, Jr. (9)	357,207	1.95%
Suzanne M. Present(10)	12,408	°
Ronald L. Smith	—	—
G. Alfred Webster(11)	68,288	°
Mitchel Weinberger(12)	780,049	4.26%

All current directors and executive officers as a group (11 persons) (13)	3,345,542	17.63%

°	Represents less than one percent (1%) of the Common Stock.

(1)

All shares (and underlying shares that the person has a right to receive) are owned or will be owned directly and with sole voting and investment power by the person indicated above, except as otherwise noted below. The information presented in this table is based upon Company information, information furnished to the Company by the named persons or information contained in filings with the SEC.

(2)

Mr. Armfield’s beneficial ownership includes: 258,731 shares that Mr. Armfield has pledged as collateral; 15,000 shares owned by Mr. Armfield’s wife, of which he has shared voting and investment power; 16,008 shares that Mr. Armfield has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as a director; 3,333 shares that Mr. Armfield has the right to purchase pursuant to currently exercisable stock options; and 3,333 shares that Mr. Armfield would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 3, 2014, provided that the closing price of the Common Stock is at least $30.00 per share for 30 consecutive trading days.

(3)

Mr. Berrier’s beneficial ownership includes: 7,066 shares owned by the Julie Beamer Berrier Revocable Trust, as to which he does not have any voting or investment power; 25,834 shares that Mr. Berrier has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of employment with the Company; and 172,499 shares that Mr. Berrier has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 3, 2014.

(4)

Mr. Caudle’s beneficial ownership includes: 5,000 shares that Mr. Caudle has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of employment with the Company; and 46,666 shares that Mr. Caudle has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 3, 2014.

(5)

Mr. Cox’s beneficial ownership includes: 16,008 shares that Mr. Cox has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director; and 6,666 shares that Mr. Cox has the right to purchase under stock options that are currently exercisable.

(6)

Mr. Jasper’s beneficial ownership includes: 33,334 shares that Mr. Jasper has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of employment with the Company; and 217,500 shares that Mr. Jasper has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 3, 2014.

(7)

Mr. Langone’s beneficial ownership includes: 100,000 shares owned by Invemed Associates, LLC, in which Mr. Langone owns an 81% interest, and of which Mr. Langone has shared voting and investment power; 25,000 shares owned by Mr. Langone’s wife, as to which he has shared voting and investment power and of which Mr. Langone disclaims beneficial ownership; 16,008 shares that Mr. Langone has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director; 3,333 shares that Mr. Langone has the right to purchase pursuant to currently exercisable stock options; and 3,333 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 3, 2014, provided that the closing price of the Common Stock is at least $30.00 per share for 30 consecutive trading days.

(8)	Mr. Otterberg’s beneficial ownership consists of 9,999 currently exercisable stock options.

(9)

Mr. Perkins’ beneficial ownership includes: 16,008 shares that Mr. Perkins has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director; 3,333 shares that Mr. Perkins has the right to purchase pursuant to currently exercisable stock options; and 3,333 shares that Mr. Perkins would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 3, 2014, provided that the closing price of the Common Stock is at least $30.00 per share for 30 consecutive trading days.

(10)

Ms. Present’s beneficial ownership consists of 12,408 shares that Ms. Present has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director.

(11)

Mr. Webster’s beneficial ownership includes: 27,339 shares that Mr. Webster has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director; 3,333 shares that Mr. Webster has the right to purchase pursuant to currently exercisable stock options; 3,333 shares that Mr. Webster would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 3, 2014, provided that the closing price of the Common Stock is at least $30.00 per share for 30 consecutive trading days; and 34,283 shares that Mr. Webster owns jointly with his wife, and together they share voting and investment power.

(12)

Mr. Weinberger’s beneficial ownership includes: 761,847 shares owned by Dillon, as to which Mr. Weinberger has shared voting and investment power and as to which Mr. Weinberger disclaims beneficial ownership; and 12,408 shares that Mr. Weinberger has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director.

(13)	Includes all current directors, nominees for directors, and current executive officers of the Company.

DIRECTORS’ COMPENSATION

Director Compensation Table for Fiscal Year 2014

The following table shows compensation information for the Company’s non-employee (or outside) directors for fiscal year 2014.

Name	Stock Awards(1) ($)	Total ($)

William J. Armfield, IV	75,010	75,010
Archibald Cox, Jr.	75,010	75,010
Kenneth G. Langone	75,010	75,010
George R. Perkins, Jr.	75,010	75,010
Suzanne M. Present	75,010	75,010
G. Alfred Webster	125,001	125,001
Mitchel Weinberger	75,010	75,010

(1)

Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to restricted stock units granted in fiscal year 2014. See Note 16 to the consolidated financial statements included in the 2014 Form 10-K for more information about the value of restricted stock unit awards. At June 29, 2014, Messrs. Armfield, Cox, Langone and Perkins each had options to purchase 6,666 shares of Common Stock and restricted stock units representing the right to receive 16,008 shares of Common Stock; Mr. Webster had options to purchase 6,666 shares of Common Stock and restricted stock units representing the right to receive 27,339 shares of Common Stock; and Ms. Present and Mr. Weinberger had no outstanding options and each had restricted stock units representing the right to receive 12,408 shares of Common Stock.

Discussion of Director Compensation Information

The Company does not pay any meeting fees or annual cash retainers to its directors, although the Company may reimburse each director for reasonable expenses incurred in attending meetings. The Company’s practice for compensating its outside directors over the years has been to grant them awards of stock options and/or restricted stock units, on an annual basis, in amounts that have varied from time to time. The Company does not compensate Messrs. Berrier and Jasper for their service as directors; their compensation as executive officers is discussed elsewhere in this Proxy Statement under “Executive Compensation”.

On October 23, 2013, the Board approved and the Company granted restricted stock units to each outside director of the Company as an annual retainer for service in fiscal year 2014. These grants were made pursuant to the Incentive Compensation Plan. Each outside director received 3,229 restricted stock units, and Mr. Webster received an additional 2,152 restricted stock units (for a total of 5,381 restricted stock units) for his service as Lead Director. These restricted stock units represent the right to receive shares of Common Stock, and convey no rights of ownership in shares of Common Stock until such restricted stock units have been distributed to the outside directors in the form of Common Stock. The restricted stock units became fully vested on the grant date of October 23, 2013, and will be converted into an equivalent number of shares of Common Stock and distributed to the outside director following such director’s termination of services as a member of the Board.

The compensation for outside directors is periodically reviewed for adjustment by the Corporate Governance and Nominating Committee.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC rules and as required by Section 14A of the Exchange Act, we are asking shareholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for its 2014 annual meeting of shareholders, including in the “Compensation Discussion and Analysis” and “Executive Compensation” sections and the compensation tables therein, is hereby approved.”

This advisory vote is not intended to address any specific element of executive compensation, but instead is intended to address the overall compensation of the NEOs as disclosed in this Proxy Statement. The Company includes such an advisory vote annually, as a regular part of each annual meeting of shareholders of the Company, and the next such advisory vote will occur at the 2015 annual meeting of shareholders.

The Company’s executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to contribute substantially to the Company’s future success for the long-term benefit of shareholders and to reward them for doing so. Accordingly, the Board and Compensation Committee believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and that the Company’s executive compensation program reflects this belief.

In keeping with its overall compensation philosophy, the compensation received by our executives during fiscal year 2014 reflects the Company’s overall performance:

●	Base salaries were slightly increased for each of our current NEOs, based on strong Company and individual performance;

●	Annual cash incentive compensation was based on the level of achievement of the adjusted EBITDA target; and

●	Long-term equity incentives were awarded to ensure that executive compensation is closely aligned with the creation of shareholder value and to promote executive retention.

We urge you to read the “Compensation Discussion and Analysis” and the “Executive Compensation” sections and compensation tables therein, which provide detailed information on the Company’s compensation philosophy, policies and practices and the compensation of our NEOs.

Effect of the Proposal

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Company, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions made by the Board or the Compensation Committee. Because we value highly the opinions of our shareholders, however, the Board and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Vote Required for Approval

The affirmative vote of a majority of the votes cast by eligible shareholders who are present in person or represented by proxy at the Annual Meeting, and who actually vote, is required to approve this proposal.

The Board recommends that the shareholders vote “FOR” the resolution to approve the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.

PROPOSAL 3:

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its authority delegated by the Board, the Company’s Audit Committee has retained KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending June 28, 2015. Although the Audit Committee has the sole authority to select and appoint the independent registered public accounting firm, the Board deems it advisable to obtain your ratification of this appointment. In retaining KPMG as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of certain non-audit services by KPMG was compatible with maintaining KPMG’s independence, and concluded that it was.

KPMG has been the Company’s independent auditors since March 2011. Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and to answer appropriate questions from shareholders.

Audit Fees

The fees for professional services to the Company by KPMG as the Company’s independent registered public accounting firm for the fiscal years indicated below were as follows:

	Fiscal Year Ended ($)
	June 29, 2014	June 30, 2013
Audit Fees(1)	819,738	760,385
Audit-Related Fees	—	—
Tax Fees(2)	495,918	182,544
All Other Fees	—	—

(1)	Audit fees are those billed or expected to be billed for audit services related to each fiscal year.
(2)	Consists of aggregate fees billed for tax compliance, consultation and related tax matters.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. The Audit Committee has adopted a policy governing the provision of all audit and non-audit services by the Company’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee considers and approves, if appropriate, the provision of audit services (including audit review and attest services) and of certain specific defined permitted non-audit services (“pre-approved services”) by its independent registered public accounting firm. It will also consider on a case-by-case basis and, if appropriate, approves specific engagements that do not fit within the definition of pre-approved services.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service must be presented to and approved by the Audit Committee or pre-approved by the Chair or another member of the Audit Committee pending presentation to the Audit Committee. If permissible non-audit services are pre-approved by the Chair or another member of the Audit Committee, that decision is required to be presented at the next meeting of the Audit Committee for approval by the Audit Committee. The Audit Committee regularly reviews summary reports detailing all services (and related fees and expenses) being provided to the Company by the independent registered public accounting firm. All of the fees paid to KPMG in fiscal year 2014 were pre-approved by the Audit Committee.

Vote Required for Approval

The affirmative vote of a majority of the votes cast by eligible shareholders who are present in person or represented by proxy at the Annual Meeting, and who actually vote, is required to approve this proposal.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider a change in independent registered public accounting firm for the next fiscal year.

The Board recommends that the shareholders vote “For” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 28, 2015.

BOARD OF DIRECTORS PROCEDURAL MATTERS

In accordance with New York law and the Company’s Articles of Incorporation and Bylaws, the Board is charged with governing the Company and supervising the conduct of its business by management. In discharging its duties under those and other legal and regulatory requirements, the Board has adopted and adheres to several corporate governance policies, guidelines and protocols that have been designed to help ensure that the Company operates in compliance with applicable laws and regulations, in accordance with high ethical standards and in pursuit of the interests of the shareholders to enhance the value of the Company. Information about the current members of the Board, several of the corporate governance guidelines and protocols followed by the Board, and other matters relating to the operations of the Board is provided in other sections of this Proxy Statement. The rest of this section contains information about committees of the Board, the process for selection of nominees for election to the Board, directors’ attendance at meetings and other procedural matters.

Committees of the Board of Directors

The Board has four standing committees: the Compensation Committee, the Audit Committee, the Corporate Governance and Nominating Committee (the “Governance Committee”) and the Executive Committee. During fiscal year 2014, the Compensation Committee met three (3) times and acted by written consent two (2) times; the Audit Committee met ten (10) times and acted by written consent one (1) time; the Governance Committee met one (1) time and acted by written consent two (2) times; and the Executive Committee met four (4) times and acted by written consent four (4) times.

The Compensation Committee operates under a written charter, adopted in April 2003 and most recently amended in June 2013. The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. At least annually, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each executive officer of the Company (including the Chief Executive Officer), evaluates each executive officer’s performance in light of these goals and objectives, and sets each executive officer’s compensation level based on this evaluation. The Compensation Committee annually determines whether the Chief Executive Officer and other executive officers will participate in any annual or long-term incentive plans established for the Company’s executive officers or employees. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company and administers and grants stock options and other equity-based awards to the Company’s officers, employees and consultants pursuant to the Company’s equity-based plans. The Compensation Committee has the authority to retain or obtain the advice of any compensation consultant, independent legal counsel or other advisor it determines, in its sole discretion, to be useful to performing its duties. Prior to selecting or receiving advice from any such advisor, the Compensation Committee considers factors relevant to the independence of such advisor under applicable regulations or the NYSE Corporate Governance Standards. Each member of the Compensation Committee is an independent director, in accordance with the independence requirements of the Exchange Act and the NYSE Corporate Governance Standards applicable to members of compensation committees. The current members of the Compensation Committee are Messrs. Webster (Chair), Armfield and Cox.

The Audit Committee operates under a written charter, adopted in April 2000 and most recently amended in July 2004. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee discharges the Board’s responsibility relating to the oversight of: (i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the independent auditor’s independence and qualifications, and (iv) the performance of the Company’s internal audit function and the performance of the independent auditors. As a result, the Audit Committee, among other things, is responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors, and it reviews the Company’s financial statements, audit reports, internal controls and internal audit procedures. Each member of the Audit Committee is an independent director, in accordance with the independence requirements of the Exchange Act and the NYSE Corporate Governance Standards applicable to members of audit committees. The current members of the Audit Committee are Ms. Present (Chair) and Messrs. Armfield and Webster.

The Governance Committee operates under a written charter, adopted in April 2003 and most recently amended in August 2007. The Governance Committee is responsible, among other things, for identifying candidates to serve as directors of the Company, consistent with criteria approved by the Board, and for making recommendations to the Board of qualified nominees for election or re-election as directors of the Company. The Governance Committee is also responsible for recommending to the Board, for the Board’s approval, all committee members and chairs. The Governance Committee is responsible for establishing a system for, and monitoring the process of, performance reviews of the Board, its committees and key management personnel. The Governance Committee reviews the Corporate Governance Guidelines and Policies (the “Corporate Governance Guidelines”) from time to time and recommends to the Board possible changes to the Corporate Governance Guidelines. The Governance Committee also monitors compliance with the Company’s Ethical Business Conduct Policy Statement (the “Ethics Policy Statement”), reviews the Ethics Policy Statement from time to time and provides recommendations to the Board for possible changes to the Ethics Policy Statement. The Governance Committee also administers the Company’s Related Persons Transactions Policy (the “Related Persons Transactions Policy”) and may from time to time recommend to the Board possible changes to the Related Persons Transactions Policy. Each member of the Governance Committee is an independent director, in accordance with the independence requirements of the NYSE Corporate Governance Standards. The current members of the Governance Committee are Messrs. Cox (Chair), Langone and Perkins.

The Executive Committee operates under a written charter adopted in September 2007. The Executive Committee may exercise all of the authority of the Board in the management of the Company, subject to limitations under New York law. The current members of the Executive Committee are Messrs. Jasper (Chair), Berrier, Webster and Weinberger.

Board Leadership Structure

Mr. Jasper, the Company’s Chief Executive Officer, is the Chairman of the Board. Mr. Webster serves as the Company’s independent Lead Director, and in such capacity acts as a liaison between the non-management directors and the Company’s management, chairs the executive sessions of non-management directors, and consults with the Chairman of the Board regarding agendas for Board meetings and other matters pertinent to the Company and the Board.

The Board has determined that Mr. Jasper’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its shareholders because Mr. Jasper possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters. The combined positions help to provide a unified leadership and direction for the Company, enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees, customers and suppliers. The Board believes that this structure enhances Mr. Jasper’s ability to provide insight and direction on important strategic initiatives simultaneously to both management and the independent directors. The Board also believes its current leadership structure is appropriate in light of the fact that it has designated an independent Lead Director, and the Compensation Committee, Governance Committee and Audit Committee are each comprised solely of independent directors.

Audit Committee Financial Experts

The Board has determined that at least two members of the Audit Committee, Mr. Armfield and Ms. Present, are audit committee financial experts, as defined by SEC rules, and a third director who does not serve on the Audit Committee, Mr. Cox, would qualify as an audit committee financial expert if appointed to the Audit Committee. Messrs. Armfield and Cox and Ms. Present are each “independent” as that term is defined in the NYSE Corporate Governance Standards.

Attendance at Board and Committee Meetings

The Board met five (5) times during fiscal year 2014. All directors attended at least 75% of the aggregate number of meetings of the Board and meetings held by all committees of the Board on which they serve during the period in which they served as a director or a committee member during fiscal year 2014.

Attendance at Annual Meetings

At the 2013 annual meeting of shareholders, all members of the Board were in attendance. The Company believes that the Annual Meeting is an opportunity for shareholders to communicate directly with our directors. Directors are encouraged to attend each annual meeting of shareholders.

Selection of Nominees for Election to the Board

Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board persons for nomination to be elected as directors by our shareholders, as well as candidates to fill vacancies on the Board that may arise from time to time. The Governance Committee is also responsible for considering any nominees for director who are properly submitted by our shareholders, as described later below. The Board makes the final nomination decisions after considering the recommendations from the Governance Committee.

Identification and Evaluation of Nominees

The objective of the Governance Committee is to structure a Board that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experiences. All nominees for director must demonstrate integrity, accountability, informed judgment, financial literacy, passion, creativity and vision. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue to serve. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, or if the Governance Committee decides not to recommend a member for re-election, the Governance Committee will identify and recommend a new nominee with the desired skills and experience as outlined above, unless the Board determines not to fill the resulting vacancy. Historically, the Governance Committee has not engaged outside advisors or consultants to identify or evaluate (or otherwise assist in identifying) potential nominees, although it has authority and is willing to do so if it or the Board believes such assistance would be beneficial.

The Governance Committee reviews the background and qualifications of each nominee to determine his or her experience, competence and character, and assesses such nominee’s potential contribution to the Board. Other than the foregoing, there are no stated minimum criteria for director nominees. The Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and the shareholders. The Governance Committee and Board does not have a specific diversity policy, but they believe that diversity is a critical aspect of a well-functioning board, and that having directors of different ages, races, and ethnic and cultural backgrounds can contribute different, useful perspectives, and can work effectively together to further the Company’s objectives.

Pursuant to its charter, the Governance Committee periodically reviews the criteria for the selection of Board members to ensure that the criteria, including diversity, are adequate for the Company and are being addressed appropriately.

Shareholder Nominations

Shareholder nominees will be analyzed by the Governance Committee and considered for possible recommendation to the Board in the same manner as nominees that are otherwise considered by the Governance Committee. Any recommendation submitted by a shareholder to the Governance Committee must comply in all respects with Section 1.13 of our Bylaws, which generally requires that such recommendation be in writing and include the shareholder’s name and address; number of shares of Common Stock and other securities of the Company owned by the shareholder; any material interest that the shareholder may have in the election of the proposed nominee to the Board; any other information that would be required to be disclosed in a proxy or information statement of the Company; and information related to the proposed nominee, including a written statement signed by the proposed nominee as to his or her background and qualifications and a description of arrangements and understandings between the shareholder proponent and the proposed nominee. Section 1.13 of our Bylaws also requires that any such shareholder recommendation be received by the Company in accordance with the timeframe that is described under the caption “Shareholder Proposals”. A copy of the Company’s Bylaws is available on the Company’s website at www.unifi.com under the “Investor Relations” section, and may also be obtained upon request to: Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410, Attention: Office of the Secretary. Information on the Company’s website referenced above or elsewhere in this Proxy Statement does not constitute part of this Proxy Statement.

Future Voting Standard for Election to Board of Directors

As described above, the voting standard for the election of directors at the Annual Meeting is plurality voting. Pursuant to amendments to the Company’s Bylaws adopted on July 23, 2014, the future voting standard for the election of directors, beginning with the 2015 annual meeting of shareholders, will be a majority of the votes cast in uncontested director elections; directors will continue to be elected by a plurality vote standard in contested elections where the number of nominees exceeds the number of directors to be elected. In addition, beginning with the 2015 annual meeting of shareholders, an existing director nominee who is not reelected shall be deemed to have tendered to the Board his or her resignation as a director, with the Board having authority to determine the timing of accepting the resignation in light of potential governance or other considerations pending the election of his or her successor, if there is to be a successor.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines and Committee Charters

In furtherance of its longstanding goal of providing effective governance of the Company’s business for the benefit of shareholders, the Board has adopted the Corporate Governance Guidelines, which were revised on July 23, 2014. Each of the Audit Committee, the Compensation Committee and the Governance Committee operate under written charters that have been adopted by the Board. The Corporate Governance Guidelines and the committee charters are available on the Company’s website at www.unifi.com under the “Investor Relations” section. In addition, a paper copy of the Corporate Governance Guidelines and the committee charters is available to any shareholder upon request to the Office of the Secretary.

Director Independence

For a director to be considered independent under the NYSE Corporate Governance Standards, the Board must affirmatively determine that the director has no direct or indirect “material relationship” with the Company, other than as a director of the Company. As permitted by the NYSE Corporate Governance Standards, the Board has adopted its Director Independence Standards to assist it in making its independence determinations. These standards are listed in Exhibit A to the Corporate Governance Guidelines available on the Company’s website www.unifi.com under the “Investor Relations” section.

After considering the Director Independence Standards, the NYSE Corporate Governance Standards, all other applicable independence standards and requirements (including those set forth in Section 10A-3 and 10C-1, and the SEC’s regulations thereunder), and all other relevant facts and circumstances, including the existence of any commercial or charitable relationships between the directors and the Company, as well as the transactions described in the “Transactions with Related Parties and Certain Other Persons” section below, the Board has determined that all of its current members, other than Messrs. Weinberger, Berrier and Jasper, meet the Company’s categorical standards, meet the independence requirements of the NYSE and are independent.

In making its independence determinations with respect to Mr. Langone, the Board considered specifically the relationship between the Company and Invemed Associates, LLC (“Invemed”). Mr. Langone is President and Chief Executive Officer of, and owns an 81% interest in, Invemed. In fiscal year 2014, the Company paid $22,990 in commissions to Invemed as the Company’s broker to execute open-market stock purchase transactions under the Company’s share repurchase program. Invemed does not provide any professional services for the Company, nor does it provide investment banking or other substantive financial or business advice or services in executing the Company’s instructions. Invemed does not have access to sensitive Company information or strategic decision-making. The Company’s management makes all decisions regarding the stock repurchase program and does not confer any discretion with respect to the program on Invemed. The Board views the brokerage services provided by Invemed as administrative and ministerial in nature, and in any event does not view the Invemed services as a “material” transactional relationship.

Executive Sessions of Non-Management Directors

Non-management directors meet without management present at regularly scheduled executive sessions. To the extent that there are non-management directors who are not independent, there is an executive session including only independent directors at least once a year. The group of non-management directors currently includes a director, Mr. Weinberger, who is not independent. During fiscal year 2014, Mr. Webster, as the Board’s independent Lead Director, presided over the executive sessions of the independent and non-management directors.

Shareholder and Interested Party Communications with Directors

Shareholders and other interested parties may communicate directly with the entire Board, any committee of the Board, the Chair of any Board committee, any individual director, the independent Lead Director, the independent or non-management directors as a group, or any other group of directors by writing to: Unifi, Inc. Board of Directors, 7201 West Friendly Avenue, Greensboro, North Carolina 27410, Attention: Office of the Secretary. Any correspondence sent in this manner and directed to the Lead Director, any particular director, or any particular committee or group of directors will be forwarded accordingly. If no specific addressee is provided, the communication will be forwarded to the Chairman of the Board.

Code of Business Conduct and Ethics; Ethical Business Conduct Policy Statement

The Company has adopted a written Code of Business Conduct and Ethics, which was revised on July 23, 2014, applicable to members of the Board and executive officers, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Code of Ethics”). The Company has also adopted the Ethics Policy Statement, which was revised on July 23, 2014, that applies to all Company personnel. The Code of Ethics and the Ethics Policy Statement are available on the Company’s website, www.unifi.com under the “Investor Relations” section, and paper copies of each are available to any shareholder upon request to the Office of the Secretary. Any amendments to or waiver of the Code of Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer will be disclosed on the Company’s website promptly following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the individuals who served as a member of the Compensation Committee during fiscal year 2014 were at any time an officer or employee of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

Board’s Role in Risk Oversight

As the Company’s principal governing body, the Board has the ultimate responsibility for overseeing the Company’s risk management practices. Certain risk management functions have been delegated to committees of the Board, and in particular to the Audit Committee and Executive Committee.

Pursuant to the Audit Committee Charter, one of the primary roles and responsibilities of the Audit Committee is the supervision of the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, and the oversight of the performance of the Company's internal audit function and outside auditors. Under the Audit Committee Charter, the Audit Committee, among other responsibilities and duties:

●

Reviews with the outside auditor and management, as appropriate, significant financial reporting issues and judgments identified by management or the outside auditor and made in connection with the preparation of the Company's financial statements;

●

Reviews with the outside auditor and management, major issues identified by management or the outside auditor regarding the Company's accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management; and

●

In consultation with management and the outside auditor, considers the integrity of the Company’s financial reporting processes and controls and consults concerning the Company’s internal controls, including any significant deficiencies and significant changes in internal controls.

In addition, the Company performs an Enterprise Risk Management (“ERM”) risk assessment that is presented to and evaluated by the Audit Committee. On a quarterly basis, the Company’s ERM Steering Committee meets to review the Company’s “Critical Risks” to make sure there have been no changes in any Critical Risk that would require immediate action by the Company. The ERM Steering Committee is a non-Board committee that is comprised of several members of the Company’s senior and middle management teams. The ERM Steering Committee also reviews “Emerging Risks” to determine if there are any such risks that could affect the Company and to take appropriate actions should an Emerging Risk be identified. The Company’s Internal Audit Manager serves as the Company’s Chief Risk Officer and prepares quarterly reports to the Audit Committee, which is the Board committee with primary oversight responsibility for the Company’s ERM function, that include an update on the Company’s ERM actions. The Audit Committee then updates the Board as appropriate.

TRANSACTIONS WITH RELATED PARTIES AND CERTAIN OTHER PERSONS

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities, and it recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interests. Accordingly, as a general matter, it is the Board’s preference to avoid related party transactions.

Pursuant to the Code of Ethics, all executive officers and directors are required to discuss with the Company’s General Counsel any transaction or relationship that does or may conflict with the interests of the Company, prior to the entry into of such transaction. Pursuant to the Related Persons Transactions Policy, the Company’s General Counsel must submit any potential or actual conflict of interests involving an officer, director or related person to the Governance Committee, the Audit Committee or another committee specified by the Board comprised solely of independent directors (the “RPT Committee”) for review and approval. Under this policy, the RPT Committee will determine an appropriate resolution on a case-by-case basis, including approval, ratification, amendment, termination or rescission of the transaction or submission of the transaction for consideration or action by the Board. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions are disclosed in the Company’s applicable filings with the SEC, as required under SEC rules.

Transactions with Dillon Yarn Corporation and American Drawtech Company

In fiscal year 2014, the Company recorded sales to Dillon in the aggregate amount of $1.2 million and purchased products from Dillon in an aggregate amount of $3 million. On December 2, 2013, the Company acquired certain draw winding assets and the associated business from American Drawtech Company, Inc. (“ADC”), a division of Dillon, pursuant to the exercise of an option granted to the Company under the terms of a commissioning agreement with Dillon, for approximately $2.9 million. The assets acquired include Dillon’s draw winding inventory and production machinery and equipment. Mr. Weinberger is the President and Chief Operating Officer of Dillon, and is an Executive Vice President and a director of ADC. The terms of the sales to and purchases from Dillon, as well as the terms of the commissioning agreement, are, in the Company’s opinion, no less favorable than the terms the Company would have been able to negotiate with an independent third party.

On November 1, 2013, the Company purchased from Dillon 150,000 shares of Common Stock at a negotiated price of $23.00 per share, for an aggregate purchase price of $3.45 million, pursuant to a Stock Purchase Agreement dated as of November 1, 2013 between the Company and Dillon. The purchase price was equal to an approximately 6% discount to the closing price of the Common Stock on October 31, 2013. The Board approved this transaction in accordance with the Related Persons Transactions Policy. Mr. Weinberger was not involved in any decisions by the Board, or any committee thereof, with respect to this stock repurchase transaction.

Transactions with Salem Holding Company

In fiscal year 2014, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, $3.6 million in connection with leases of tractors and trailers, and for related services. Mr. Langone owns a non-controlling 33% equity interest in, is a director and is the non-executive Chairman of the Board of Salem Holding Company. Mr. Langone is not an employee of Salem Holding Company or its subsidiaries and is not involved in the day-to-day operations of any such company. The terms of the Company’s leases with Salem Leasing Corporation are, in the Company’s opinion, no less favorable than the terms the Company would have been able to negotiate with an independent third party for similar equipment and services.

Transactions with Cupron, Inc.

In fiscal year 2014, the Company recorded sales to Cupron, Inc. in the aggregate amount of approximately $486,000 and recorded raw material purchases from Cupron Inc. in the aggregate amount of approximately $8,000. Mr. Armfield, a director of the Company, is also a director of, and holds an indirect minority equity interest in, Cupron, Inc. The terms of the Company’s sales to and purchases from Cupron, Inc. are, in the Company’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party.

Transactions and Agreements with the Company’s NEOs

Stock Repurchases

On December 3, 2013, Messrs. Jasper, Berrier and Caudle each exercised options to purchase shares of Common Stock pursuant to option awards previously granted to them under the Company’s 1999 Long-Term Incentive Plan. Pursuant to authorization from the Board, and as part of the Company’s Board-approved $50 million stock repurchase program, the Company repurchased certain of the shares of Common Stock issued to these executives pursuant to the option exercises (the “Repurchases”) at a negotiated price of $25.59 per share (which is equal to the average of the closing trading prices of the Common Stock on the New York Stock Exchange for the 30 days ending December 2, 2013), as follows:

Name	Shares Repurchased by the Company (#)	Aggregate Purchase Price ($)
William L. Jasper	98,249	2,514,192
R. Roger Berrier, Jr.	83,050	2,125,250
Thomas H. Caudle, Jr.	43,921	1,123,938

The Board (with Messrs. Jasper and Berrier abstaining and not being involved in any decisions of the Board, or any committee thereof, with respect to the Repurchases) approved the Repurchases, and the Audit Committee approved them as being in accordance with the Related Persons Transactions Policy. Among other things considered by each of the Board and Audit Committee in approving the Repurchases were the following: (i) the repurchase price of $25.59 represented a 7.1% discount to the $27.56 closing price of the Common Stock on December 2, 2013, which was the date on which the Board and the Audit Committee considered the proposal, (ii) the Repurchases provided an opportunity for the executives to generate funds with which to effect prudent personal financial planning diversification strategies and achieve a more appropriate balance between their ownership of equity in the Company and other investments, which diversification the Board had previously indicated to the executives was acceptable; (iii) each executive confirmed that he had no intention or expectation to sell, transfer or otherwise dispose of additional shares of Common Stock in the foreseeable future, and the Board had no intention to authorize such repurchases as a routine matter; (iv) the Repurchases facilitated the orderly sale of a large number of shares of Common Stock that could have been disruptive to the trading market for the Common Stock; (v) the expected future performance of the Company; and (vi) each executive confirmed his intention to comply with the stock ownership policy for officers that the Board had previously authorized for development (and which subsequently was adopted in the form of the Officers Stock Ownership Policy described elsewhere in this Proxy Statement).

Other Agreements

For a discussion of compensation and severance agreements with the Company’s NEOs, see “Compensation Discussion and Analysis – Severance Agreement with Former NEO” and “Executive Compensation – Potential Payments Upon Termination of Employment or Change in Control”.

AUDIT COMMITTEE REPORT

The Company’s management is responsible for the Company’s financial statements and reporting process and for establishing and maintaining an adequate system of internal control over financial reporting. KPMG, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s consolidated financial statements, and for assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

To fulfill its responsibilities, the Audit Committee has:

●

reviewed and discussed with the Company’s management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the fiscal year ended June 29, 2014 and Management’s Report on Internal Control over Financial Reporting for the fiscal year ended June 29, 2014;

●	reviewed management’s representations to the Audit Committee that those audited consolidated financial statements were prepared in accordance with generally accepted accounting principles;

●	discussed with the independent registered public accounting firm the matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board; and

●

received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

Based on its review and discussions with management and the independent registered public accounting firm, the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal year 2014 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2014 for filing with the SEC.

Submitted by the Audit Committee of the Board:

Suzanne M. Present, Chair
William J. Armfield, IV

G. Alfred Webster

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any person who owns more than ten percent of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Such persons are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) reports they filed.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all persons subject to Section 16 of the Exchange Act filed on a timely basis all Section 16(a) filings during fiscal year 2014, other than the following: Mr. Weinberger (one late Form 4, relating to one transaction, a disposition of shares indirectly held by Dillon, which Form 4 was filed by the Company on his behalf in an untimely manner due to administrative error), each of Messrs. Jasper, Berrier, Caudle, and Smith (one late Form 4 each, each relating to four transactions consisting of one grant of restricted stock units and three grants of incentive stock options, which Form 4s were filed by the Company on the respective officers’ behalf in an untimely manner due to administrative error), and Mr. Otterberg (one late Form 4, relating to three transactions consisting of three grants of incentive stock options, which Form 4 was filed by the Company on his behalf in an untimely manner due to administrative error).

SHAREHOLDER PROPOSALS

Shareholder proposals, including director nominations, submitted for inclusion in the Company’s proxy statement for our 2015 annual meeting of shareholders must comply with applicable requirements or conditions established by the SEC, including Rule 14a-8 under the Exchange Act, and must be received by our Corporate Secretary at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410, no later than May 13, 2015 (120 days before the first anniversary of the date of this Proxy Statement).

If you would like to submit a matter for consideration at our 2015 annual meeting of shareholders (including any shareholder proposal or director nomination) that will not be included in the proxy statement for that meeting, Section 1.13 of our Bylaws provides that you must submit your matter no earlier than June 24, 2015 (120 days before the first anniversary of this year’s meeting) and no later than July 24, 2015 (90 days before the first anniversary of this year’s meeting), which assumes we do not change the date of the 2015 meeting by more than 30 days from the date of this year’s meeting. Any shareholder proposal to be considered at the 2015 annual meeting of shareholders must also comply with the other requirements of Section 1.13 of the Company’s Bylaws (including, with respect to director nominations, the requirements as described above under “Board of Directors Procedural Matters—Selection of Nominees for Election to the Board—Shareholder Nominations”) and be submitted in writing to the Office of the Secretary at the address above. The person or persons named in the proxies solicited by us may exercise discretionary voting authority over any shareholder proposal if the Company does not receive the notice of such proposal within the time frames described above; or, where a notice is received within these time frames, if the shareholder delivering the notice fails to satisfy the requirements of Rule 14a-4 under the Exchange Act.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has adopted rules permitting registrants to send a single set of the annual report and proxy statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family. This procedure, referred to as “householding”, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding rules that may impact certain beneficial owners of our Common Stock. If your family has multiple accounts by which you hold our Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have any questions or wish to revoke your decision to household.

ANNUAL REPORT

The Company filed the 2014 Form 10-K with the SEC on September 10, 2014. The Company makes available, without charge, through its website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. Shareholders may also obtain a copy of these reports, without charge, upon request to the Company at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410, Attention: Office of the Secretary.

OTHER MATTERS

The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, the person or persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on such other matters is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

W. Randy Eaddy
Secretary

Greensboro, North Carolina

September 10, 2014

UNIFI, INC. 7201 WEST FRIENDLY AVENUE GREENSBORO, NC 27410

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M78096-P55726 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIFI, INC.
The Board of Directors recommends that you vote FOR each of the following nominees:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the numbers(s) of the nominee(s) on the line below.

PROPOSAL NO. 1 – To elect as Directors the eight (8) nominees listed below to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified:			☐	☐	☐

Nominees:

01)	William J. Armfield, IV	06)	Suzanne M. Present
02)	R. Roger Berrier, Jr.	07)	G. Alfred Webster
03)	Archibald Cox, Jr.	08)	Mitchel Weinberger
04)	William L. Jasper
05)	Kenneth G. Langone

The Board of Directors recommends that you vote FOR the following proposal:								For	Against	Abstain

PROPOSAL NO. 2 – An advisory (non-binding) vote to approve executive compensation.								☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal:

PROPOSAL NO. 3 – Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending June 28, 2015.								☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

NOTE: Signature should agree with name on stock certificate as printed hereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

FOLD AND DETACH HERE
M78097-P55726

UNIFI, INC.

ANNUAL MEETING, OCTOBER 22, 2014

PLEASE COMPLETE, DATE, SIGN AND DETACH THE PROXY CARD AS INSTRUCTED AND

RETURN IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE TO:

UNIFI, INC.

C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717

The undersigned hereby appoints W. Randy Eaddy and James M. Otterberg, with full power of substitution, as attorney and proxy to represent and vote all shares of Unifi, Inc.'s Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company's corporate headquarters at 7201 West Friendly Avenue, in Greensboro, North Carolina, on Wednesday, October 22, 2014, at 9:00 AM Eastern Time, and any adjournment or postponement thereof as indicated on the reverse side.

The undersigned hereby also authorizes the proxy, in his discretion, to vote on any other business that may properly be brought before the meeting or any adjournment or postponement thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR SPECIFIED IN PROPOSAL NO. 1, AND FOR PROPOSALS NO. 2 AND 3 UNLESS A CONTRARY CHOICE IS SPECIFIED, IN WHICH CASE THE PROXY WILL BE VOTED AS SPECIFIED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated September 10, 2014, and the Proxy Statement furnished therewith.